As filed with the Securities and Exchange Commission on March 1, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

General Cannabis, Inc.
(Exact name of registrant as specified in its charter)

Nevada	8741	43-2041643
(State or other jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2183 Fairview Road, Suite 101 Costa Mesa, CA 92627	(888) 693-5219
(Address, including zip code, of registrant’s principal executive offices)	(Telephone number, including area code)

James Pakulis, Chief Executive Officer
General Cannabis, Inc.
2183 Fairview Road, Suite 101
Costa Mesa, CA  92627
(888) 693-5219

(Name, address, including zip code, and telephone
number, including area code, of agent for service)

COPIES TO:

Brian A. Lebrecht, Esq.
The Lebrecht Group, APLC
9900 Research Drive
Irvine, CA  92618
(949) 635-1240

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock offered for sale	3,000,000	$3.50	$10,500,000	$1,219.05
Common Stock of certain selling shareholders	20,547,500 (1)	$2.80 (2)	$57,530,200	$6,679.26
Total Registration Fee				$7,898.31

(1)  Consists of shares of common stock held by 30 selling shareholders.  Pursuant to Rule 416 of the Securities Act, this registration statement shall be deemed to cover additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby to be offered pursuant to terms that provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend paid with respect to, the registered securities.
(2)  The registration fee is calculated pursuant to Rule 457(c) of the Securities Act of 1933 based on the average of the high and low transaction prices on February 22, 2011.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the SEC is effective.  This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated February 28, 2011

PROSPECTUS

Up to 23,547,500 shares of common stock

GENERAL CANNABIS, INC.

We are hereby registering 3,000,000 shares, representing 3.4% of our outstanding common stock if all shares are sold, for sale by us to investors at a price of $3.50 per share.

We are also hereby registering up to 20,547,500 shares, representing approximately 24.7% of our current outstanding common stock, for sale by 30 of our existing shareholders.

This offering will terminate when all 23,547,500 shares are sold or on _____________, 20__, unless we terminate it earlier.

Investing in the common stock involves risks.  General Cannabis, Inc., through the operations of its wholly-owned subsidiaries, is involved in five core areas of the cannabis industry, namely media, technology, merchant credit card processing, medical, and management, and while it is not a development stage company it is a company with limited operations, limited income, and limited assets, and you should not invest unless you can afford to lose your entire investment.  See “Risk Factors” beginning on page [4].  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Shares sold for our benefit will be sold at a price of $3.50 per share.  These shares will be offered by certain of our officers and directors, primarily, James Pakulis and Douglas Francis, our Chief Executive Officer and President, respectively, on a best efforts basis with no minimum.  In the event, however, that we elect to sell these securities through an underwriter, we may pay a cash fee of up to 10% of the proceeds, resulting in net proceeds to us of $3.15 per share, or $9,450,000 if the total offering is completed.

Shares sold by selling stockholders will be sold by them on their own behalf at prevailing market prices or at privately negotiated prices.  The selling stockholders, and any participating broker-dealers, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the “Securities Act,” and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.  General Cannabis, Inc. is not selling any of the shares held by selling stockholders and therefore will not receive any proceeds therefrom.  The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Our common stock is listed on the Pink Sheets Current Information tier of the marketplace maintained by OTC Markets Group, Inc. under the symbol “CANA.”  The closing price of our common stock as reported by OTC Markets Group, Inc. on February 22, 2011 was $2.90.

The date of this prospectus is __________________, 2011

PROSPECTUS SUMMARY

GENERAL CANNABIS, INC.

We are a service provider to the medicinal cannabis industry through five different sectors:

•	media,
•	technology,
•	medical clinic management,
•	merchant credit card processing, and
•	marketing.

We are not engaged in the growing, harvesting, cultivation, possession, or distribution of cannabis.  Instead, we assist the physicians, dispensaries, and end-users within the medicinal cannabis industry in finding each other and in managing their businesses.

All of our operations are conducted through our wholly-owned subsidiaries, each of which is incorporated or qualified to do business in the states in which it does so.

Corporate Information

General Cannabis, Inc. was formed on July 14, 2003 in the State of Nevada as Tora Technologies, Inc.  On November 21, 2006, it changed its name to Makeup.com Limited, and on January 29, 1010, changed its name again to LC Luxuries Limited.  Finally, on November 5, 2010, the company changed it name to General Cannabis, Inc.

Our corporate headquarters are located at 2183 Fairview Road, Suite 101, Costa Mesa, California 92627, and our telephone number is (888) 693-5219.  Our website is http://www.generalcannabis.com/.  Information contained on our website is not incorporated into, and does not constitute any part of, this prospectus.

The Offering

Securities Offered:

Shares Offered by General Cannabis:	We are registering to sell to new investors up to 3,000,000 shares of common stock. We will sell these shares to new investors at $3.50 per share.

Shares Offered by Selling Stockholders:	We are registering 20,547,500 shares for sale by 30 selling stockholders, all of which are existing holders of our common stock (see list of Selling Stockholders)

RISK FACTORS

Any investment in our common stock involves a high degree of risk.  You should consider carefully the following information, together with the other information contained in this prospectus, before you decide to buy our common stock.  If one or more of the following events actually occurs, our business will suffer, and as a result our financial condition or results of operations will be adversely affected.  In this case, the market price, if any, of our common stock could decline, and you could lose all or part of your investment in our common stock.
We face risks in developing our products and services and eventually bringing them to market.  We also face risks that we will lose some, or all of our market share in existing businesses to competition, or we risk that our business model becomes obsolete.  The following risks are material risks that we face.  If any of these risks occur, our business, our ability to achieve revenues, our operating results and our financial condition could be seriously harmed.  We are not engaged in the growing, harvesting, cultivation, possession, or distribution of cannabis.  Instead, we assist the physicians, dispensaries, and end-users within the medicinal cannabis industry in finding each other.  The physicians and medical clinics are our direct clients.  However, other entities in the medicinal cannabis industry, such as dispensaries, may and do utilize our internet finder sites in order to procure business.

Risk Factors Related to the Business of the Company

We have a limited operating history and limited historical financial information upon which you may evaluate our performance.

You should consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like us, are in their early stages of operations.  We may not successfully address all of the risks and uncertainties or successfully implement our existing and new products and services.  If we fail to do so, it could materially harm our business and impair the value of our common stock, resulting in a loss to shareholders.  Even if we accomplish these objectives, we may not generate the positive cash flows or profits we anticipate.  Although we were incorporated in Nevada in 2003, the vast majority of the business that we conduct now was started or acquired in 2010.  Unanticipated problems, expenses and delays are frequently encountered in establishing a new business and developing new products and services.  These include, but are not limited to, inadequate funding, lack of consumer acceptance, competition, product development, the inability to employ or retain talent, inadequate sales and marketing, and regulatory concerns.  The failure by us to meet any of these conditions would have a materially adverse effect upon us and may force us to reduce, curtail, or discontinue operations.  No assurance can be given that we can or will ever be successful in our operations and operate profitably.

If we are unable to meet our future capital needs, we may be required to reduce or curtail operations, or shut down completely.

To date we have relied on cash flow from operations and funding from a small group of individual investors, including James Pakulis, to fund operations.  We have limited cash liquidity and capital resources.  Our cash on hand as of December 31, 2010, was approximately $1.39 million.  For the year ended December 31, 2010, our total revenue was approximately $7.7 million, and our net income was just over $1.2 million, consisting of approximately $(51,000) in operating income, $(37,000) in interest expense, and approximately $1.35 million attributed to discontinued operations.

Our future capital requirements will depend on many factors, including our ability to market our products successfully, cash flow from operations, locating and retaining talent, and competing market developments.  Our business model requires that we spend money (primarily on advertising and marketing) in order to generate revenue.  Based on our current financial situation we may have difficulty continuing our operations at their current level, or at all, if we do not raise additional financing in the near future.  Additionally, we would like to continue to acquire assets and operating businesses, which will likely require additional cash.  Although we currently have no specific plans or arrangements for acquisitions or financing, we intend to raise funds through private placements, public offerings or other financings.  Any equity financings would result in dilution to our then-existing stockholders.  Sources of debt financing may result in higher interest expense.  Any financing, if available, may be on unfavorable terms.  If adequate funds are not obtained, we may be required to reduce, curtail, or discontinue operations.  There is no assurance that our existing cash flow will be adequate to satisfy our existing operating expenses and capital requirements.

Our independent registered public accounting firm has expressed doubts about our ability to continue as a going concern; we must increase our revenues in order to keep pace with our projected spending and maintain positive cash flows..

As a result of our financial condition, we have received a report from our independent registered public accounting firm for our financial statements for the year ended December 31, 2010 that includes an explanatory paragraph describing the uncertainty as to our ability to continue as a going concern.  In order to continue as a going concern we must effectively balance many factors and increase our revenues beyond our current pace to a point where we can fund our operations from our sales and revenues.  If we are not able to do this we may not be able to continue as an operating company.  At our current revenue and burn rate, our cash on hand will last approximately 8 to 10 months.  We anticipate that our revenues will continue to increase, and that our revenues will exceed our expenses in less than 8 months.  However, there is no assurance that our existing cash flow will be adequate to satisfy our existing operating expenses and capital requirements.

Because we face intense competition, we may not be able to operate profitably in our markets.

The market for the services that we offer is highly competitive.  The competition will most likely increase as more states permit the use of medicinal cannabis.  The increased competition may hinder our ability to successfully market our products and services.  We may not have the resources, expertise or other competitive factors to compete successfully in the future.  We expect to face additional competition from existing competitors and new market entrants in the future. Some of our competitors will have greater resources than we do.  As a result, these competitors may be able to:

•	develop and expand their product and service offerings more rapidly;
•	adapt to new or emerging changes in customer requirements more quickly;
•	take advantage of acquisition and other opportunities more readily; and
•	devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies than we can. See “The Company - Competition.”

If no additional states allow the medicinal use of cannabis, or if one or more states that currently allow it reverse their position, we may not be able to continue our growth, or the market for our products and services may decline.

Currently, fifteen states and the District of Columbia allow the use of medicinal cannabis.  At the last elections, there were additional states that had proposals to allow it.  While we believe that the number of states that allow the use of medicinal cannabis will grow, there can be no assurance that it will, and if it does not, there can be no assurance that the fifteen existing states and/or the District of Columbia won’t reverse their position and disallow it.  If either of these things happens, then not only will the growth of our business be materially impacted, we may experience declining revenue as the market for our products and services declines.

If we are unable to attract and retain key personnel, we may not be able to compete effectively in our market.

Our success will depend, in part, on our ability to attract and retain key management, including primarily James Pakulis and Douglas Francis, but also our technical experts and sales and marketing personnel.  We attempt to enhance our management and technical expertise by recruiting qualified individuals who possess desired skills and experience in certain targeted areas.  We have also employed management from companies that we have acquired.  Our inability to retain employees and attract and retain sufficient additional employees, and information technology, engineering and technical support resources, could have a material adverse effect on our business, financial condition, results of operations and cash flows.  The loss of key personnel could limit our ability to develop and market our products.

Because our officers and directors control a large percentage of our common stock, they have the ability to influence matters affecting our shareholders.

Our officers and directors beneficially own over 69% of our outstanding common stock.  As a result, they have the ability to influence matters affecting our shareholders, including the election of our directors, the acquisition or disposition of our assets, and the future issuance of our shares.  Because they control such shares, investors may find it difficult to replace our directors and management if they disagree with the way our business is being operated.  Because the influence by these insiders could result in management making decisions that are in the best interest of those insiders and not in the best interest of the investors, you may lose some or all of the value of your investment in our common stock.  See “Principal Shareholders.”

We may not be able to effectively manage our growth and operations, which could materially and adversely affect our business.

We have, and may in the future, experience rapid growth and development in a relatively short period of time by aggressively marketing our products and services.  The management of this growth will require, among other things, continued development of our financial and management controls and management information systems, stringent control of costs, increased marketing activities, the ability to attract and retain qualified management personnel and the training of new personnel.  We intend to utilize outsourced resources, and hire additional personnel, in order to manage our expected growth and expansion.  Failure to successfully manage our possible growth and development could have a material adverse effect on our business and the value of our common stock.

Some of the business activities of some of our customers, while believed to be compliant with applicable state law, are illegal under federal law.  If our customers are closed by law enforcement authorities, it will materially and adversely affect our business.

The medicinal cannabis industry is currently conducted in the 15 states, plus the District of Columbia, that have passed laws either decriminalizing or legalizing the medicinal use of cannabis.  However, under United States federal law, the possession, use, cultivation, and transfer of cannabis is illegal.  The federal, and in some cases state, law enforcement authorities have frequently closed down dispensaries and investigated and/or closed physician offices that provide medicinal cannabis recommendations.  To the extent that an affected dispensary or physician office is a customer of ours, it will affect our revenue, and to the extent that it has an impact on new dispensaries and physician offices entering the medicinal cannabis industry, it would have a material affect on our business and operations.
Because the business activities of some of our customers is illegal under federal law, we may be deemed to be aiding and abetting illegal activities through the services that we provide to those customers.  As a result, we may be subject to actions by law enforcement authorities, which would materially and adversely affect our business.

Under United States federal law, the possession, use, cultivation, and transfer of cannabis is illegal.  We provide services to customers that are engaged in those businesses.  As a result, law enforcement authorities may seek to bring an action or actions against us, including, but not limited, to a claim of aiding and abetting another’s criminal activities.  Such an action would have a material effect on our business and operations.

In the states where medicinal cannabis is permitted, local laws and regulations could adversely affect our clients, including causing some of them to close, which would materially and adversely affect our business.

Even in areas where the medicinal use of cannabis is legal under state law, there are also local laws and regulations that affect our clients.  For example, in some cities or counties a medical cannabis dispensary is prohibited from being located within a certain distance from schools or churches.  These local laws and regulations may cause some of our customers to close, impacting our revenue and having a material effect on our business and operations.  In addition, the enforcement of identical rules or regulations as it pertains to medicinal cannabis may vary from municipality to municipality, or city to city.

Our websites are visible in jurisdictions where medicinal use of cannabis is not permitted, and as a result we may be found to be violating the laws of those jurisdictions.

Internet websites are visible by people everywhere, not just in jurisdictions where the activities described therein are considered legal.  As a result, we may face legal action from a state or other jurisdiction against us for engaging in activity illegal in that state or jurisdiction.

Our industry is experiencing rapid growth and consolidation that may cause us to lose key relationships and intensify competition.

The medicinal cannabis industry is undergoing rapid growth and substantial change, which has resulted in increasing consolidation and formation of strategic relationships.  We expect this consolidation and strategic partnering to continue.  Acquisitions or other consolidating transactions could harm us in a number of ways, including:

•
we could lose strategic relationships if our strategic partners are acquired by or enter into relationships with a competitor (which could cause us to lose access to distribution, content, technology and other resources);

•	The relationship between us and the strategic partner may deteriorate and cause an adverse effect on our business;
•	we could lose customers if competitors or users of competing technologies consolidate with our current or potential customers; and
•	our current competitors could become stronger, or new competitors could form, from consolidations.

Any of these events could put us at a competitive disadvantage, which could cause us to lose customers, revenue and market share.  Consolidation could also force us to expend greater resources to meet new or additional competitive threats, which could also harm our operating results.

We rely on the continued reliable operation of third parties’ systems and networks and, if these systems and networks fail to operate or operate poorly, our business and operating results will be harmed.

Our operations are in part dependent upon the continued reliable operation of the information systems and networks of third parties.  If these third parties do not provide reliable operation, our ability to service our customers will be impaired and our business, reputation and operating results could be harmed.

The Internet and our network are subject to security risks that could harm our business and reputation and expose us to litigation or liability.

Online commerce and communications depend on the ability to transmit confidential information and licensed intellectual property securely over private and public networks.  Any compromise of our ability to transmit and store such information and data securely, and any costs associated with preventing or eliminating such problems, could damage our business, hurt our ability to distribute products and services and collect revenue, threaten the proprietary or confidential nature of our technology, harm our reputation, and expose us to litigation or liability.  We also may be required to expend significant capital or other resources to protect against the threat of security breaches or hacker attacks or to alleviate problems caused by such breaches or attacks.  Any successful attack or breach of our security could hurt consumer demand for our products and services, and expose us to consumer class action lawsuits and harm our business.

We may be unable to adequately protect our proprietary rights.

Our ability to compete partly depends on the superiority, uniqueness and value of our intellectual property and technology, including both internally developed technology and technology licensed from third parties.  To the extent we are able to do so, in order to protect our proprietary rights, we will rely on a combination of trademark, copyright and trade secret laws, confidentiality agreements with our employees and third parties, and protective contractual provisions.  Despite these efforts, any of the following occurrences may reduce the value of our intellectual property:

•	Our applications for trademarks and copyrights relating to our business may not be granted and, if granted, may be challenged or invalidated;
•	Issued trademarks and registered copyrights may not provide us with any competitive advantages;
•	Our efforts to protect our intellectual property rights may not be effective in preventing misappropriation of our technology;
•	Our efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those we develop; or
•	Another party may obtain a blocking patent and we would need to either obtain a license or design around the patent in order to continue to offer the contested feature or service in our products.

We may be forced to litigate to defend our intellectual property rights, or to defend against claims by third parties against us relating to intellectual property rights.

We may be forced to litigate to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of other parties’ proprietary rights.  Any such litigation could be very costly and could distract our management from focusing on operating our business.  The existence and/or outcome of any such litigation could harm our business.

Further, because the content of much of our intellectual property concerns cannabis and other activities that are not legal in some state jurisdictions, we may face additional difficulties in defending our intellectual property rights.

Interpretation of existing laws that did not originally contemplate the Internet could harm our business and operating results.

The application of existing laws governing issues such as property ownership, copyright and other intellectual property issues to the Internet is not clear.  Many of these laws were adopted before the advent of the Internet and do not address the unique issues associated with the Internet and related technologies.  In many cases, the relationship of these laws to the Internet has not yet been interpreted.  New interpretations of existing laws may increase our costs, require us to change business practices or otherwise harm our business.

It is not yet clear how laws designed to protect children that use the Internet may be interpreted, and such laws may apply to our business in ways that may harm our business.

The Child Online Protection Act and the Child Online Privacy Protection Act impose civil and criminal penalties on persons distributing material harmful to minors (e.g., obscene material) over the Internet to persons under the age of 17, or collecting personal information from children under the age of 13.  We do not knowingly distribute harmful materials to minors or collect personal information from children under the age of 13.  The manner in which these Acts may be interpreted and enforced cannot be fully determined, and future legislation similar to these Acts could subject us to potential liability if we were deemed to be non-compliant with such rules and regulations, which in turn could harm our business.

We may be subject to market risk and legal liability in connection with the data collection capabilities of our products and services.

Many of our products are interactive Internet applications that by their very nature require communication between a client and server to operate.  To provide better consumer experiences and to operate effectively, our products send information to our servers.  Many of the services we provide also require that a user provide certain information to us.  We post an extensive privacy policy concerning the collection, use and disclosure of user data involved in interactions between our client and server products.

Because we are in the cannabis industry, we have a difficult time obtaining the various insurances that are desired to operate our business, which may expose us to additional risk and financial liabilities.

Insurance that is otherwise readily available, such as workers compensation, general liability, and directors and officers insurance, is more difficult for us to find, and more expensive, because we engaged in the medicinal cannabis industry.  Thus far, we have been successful in finding such policies, however it is at a cost that is higher than other businesses.  There are no guarantees that we will be able to find such insurances in the future, or that the cost will be affordable to us.  If we are forced to go without such insurances, it may prevent us from entering into certain business sectors, may inhibit our growth, and may expose us to additional risk and financial liabilities.

Risks Related To Our Common Stock

We intend to apply to list our common stock for trading on the OTCQX tier of the marketplace maintained by OTC Markets Group, Inc., which may make it more difficult for investors to resell their shares due to suitability requirements.

Our common stock is currently listed on the Pink Sheets Current Information tier of the marketplace maintained by OTC Markets Group, Inc.  We intend to apply to list our common stock for trading on their OTCQX tier.  Broker-dealers often decline to trade in over the counter stocks given the market for such securities are often limited, the stocks are more volatile, and the risk to investors is greater.  These factors may reduce the potential market for our common stock by reducing the number of potential investors.  This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of their shares.  This could cause our stock price to decline.

If we are unable to pay the costs associated with being a public, reporting company, we may not be able to commence and/or continue trading on the OTCQX and/or we may be forced to discontinue operations.

We expect to have significant costs associated with being a public, reporting company, which may raise substantial doubt about our ability to commence and/or continue trading on the OTCQX and/or continue as a going concern.  These costs include compliance with the Sarbanes-Oxley Act of 2002, which will be difficult given the limited size of our management, and we will have to rely on outside consultants.  Accounting controls, in particular, are difficult and can be expensive to comply with.

Our ability to commence and/or continue trading on the OTCQX and/or continue as a going concern will depend on positive cash flow, if any, from future operations and on our ability to raise additional funds through equity or debt financing.  If we are unable to achieve the necessary product sales or raise or obtain needed funding to cover the costs of operating as a public, reporting company, our common stock may be deleted from the OTCQX and/or we may be forced to discontinue operations.

We do not intend to pay dividends in the foreseeable future.

We do not intend to pay any dividends in the foreseeable future.  We do not plan on making any cash distributions in the manner of a dividend or otherwise.  Our Board presently intends to follow a policy of retaining earnings, if any.

We have the right to issue additional common stock and preferred stock without consent of stockholders.  This would have the effect of diluting investors’ ownership and could decrease the value of their investment.

We have additional authorized, but unissued shares of our common stock that may be issued by us for any purpose without the consent or vote of our stockholders that would dilute stockholders’ percentage ownership of our company.

In addition, our certificate of incorporation authorizes the issuance of shares of preferred stock, the rights, preferences, designations and limitations of which may be set by the Board of Directors.  Our certificate of incorporation has authorized issuance of up to 20,000,000 shares of preferred stock in the discretion of our Board.  The shares of authorized but undesignated preferred stock may be issued upon filing of an amended certificate of incorporation and the payment of required fees; no further stockholder action is required.  If issued, the rights, preferences, designations and limitations of such preferred stock would be set by our Board and could operate to the disadvantage of the outstanding common stock.  Such terms could include, among others, preferences as to dividends and distributions on liquidation.

Our common stock is governed under The Securities Enforcement and Penny Stock Reform Act of 1990.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock.  The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions.  Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years.  Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus, including the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” that are based on our management’s beliefs and assumptions and on information currently available to our management.  Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation, and the effects of competition.  Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions.  These statements are only predictions and involve known and unknown risks and uncertainties, including the risks outlined under “Risk Factors” and elsewhere in this prospectus.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievement.  We are not under any duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results, unless required by law.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders.  We will not receive any proceeds from the sale of shares of common stock by the selling stockholders in this offering.  However, if we are able to sell the entire 3,000,000 shares we will receive up to $10,500,000 from the sale of common stock we are registering at $3.50 per share, in an offering conducted by our officers and directors.

We do not intend to engage any broker/dealers for the sale of the shares, and thus do not expect to pay any sales commissions, in which event, if all shares are sold, the net proceeds to us would be $10,500,000 based on an offering price of $3.50 per share.  However, the net proceeds (at an offering price of $3.50 per share and potential sales commissions of up to 10% of the gross proceeds) from the sale of all the shares which we intend to offer to new investors would then be a maximum of $9,450,000.  Furthermore, we will pay expenses in connection with the registration and sale of the common stock by the selling security holders, who may be deemed to be underwriters in connection with their offering of shares.

These proceeds would be received from time to time as sales of these shares are made by us.  As set forth in the following table, we will use those proceeds primarily for the acquisition of Internet intellectual property and revenue generating businesses, plus additional staffing needs, with the remainder used for general working capital for operations.  We intend to use the proceeds in the following order of priority:

	Assumed Offering (1)		Maximum Offering
Description of Use	Amount	Percent	Amount	Percent

Internet Intellectual Property Acquisitions	$2,000,000	40%	$3,000,000	29%

Business Acquisitions	1,000,000	20%	4,000,000	38%

Staffing Needs	500,000	10%	1,500,000	14%

Working Capital	1,500,000	30%	2,000,000	19%

Total (2)	$5,000,000	100.0%	$10,500,000	100.0%

(1)  Assumes that we raise $5,000,000 in this offering.  This offering is conducted on a best efforts basis with no minimum; therefore, we could raise less than $5,000,000.
(2)  The Offering is being sold by our officers and directors, who will not receive any compensation for their efforts.  No sales fees or commissions will be paid to such officers or directors.  Shares may be sold by registered broker or dealers who are members of the NASD and who enter into a Participating Dealer Agreement with the Company.  Such brokers or dealers may receive commissions up to ten percent (10%) of the price of the Shares sold.

The above budgeted amounts are only for initial working purposes since we do not know how much we will need to spend on these items.  Even if we are able to sell the maximum shares and we are not able to sufficiently expand operations and increase revenues, we do not know how long these funds will last, and we have no other specific plans for raising additional funds.  The portion of any net proceeds not immediately required will be invested in certificates of deposit or similar short-term interest bearing instruments.

DETERMINATION OF OFFERING PRICE

Our management has established the price of $3.50 per share based upon their estimates of the market value of General Cannabis, Inc. and the price at which potential investors might be willing to purchase the shares offered.

We are registering up to 20,547,500 shares for resale by existing holders of our common stock.  These shares may be sold by the selling stockholder at prevailing market prices or privately negotiated prices on any over the counter quotation medium or inter-dealer quotation system.

SELLING SECURITY HOLDERS

The following table provides information with respect to shares offered by the selling stockholders:

Selling stockholder	Sharesfor sale	Shares before offering	Percent before offering	Shares afteroffering	Percent afteroffering (1)

Ardelu Trust (2)	200,000	200,000	<1%	—	—
Steven J. Baldwin	20,000	20,000	<1%	—	—
Robert S. Wrinkle	2,000	2,000	<1%	—	—
Harvey L. & Harlene F. Backman Rev Fam Tr (3)	36,000	36,000	<1%	—	—
James A. & Jenifer A. Ryan	1,000	1,000	<1%	—	—
Mark & Analee Reutlinger (Community Property)	100,000	100,000	<1%	—	—
Mircha Panduru	5,000	5,000	<1%	—	—
Ronald L. Webb	3,000	3,000	<1%	—	—
Raphael A. Morris	100,000	100,000	<1%	—	—
Robert and Leonora Turkovich, JT	30,000	30,000	<1%	—	—
Robert M. Phillps	1,000	1,000	<1%	—	—
Sherrie L. Backman	20,000	20,000	<1%	—	—
Brian Fritz	15,000	15,000	<1%	—	—
Penelope S. McTaggart	50,000	50,000	<1%	—	—
David E. Backman	10,000	10,000	<1%	—	—
Monty M. Elkins 1995 Trust (4)	4,500	4,500	<1%	—	—
Ronnie Colsen	50,000	50,000	<1%	—	—
Mark Oring	25,000	25,000	<1%	—	—
Craig R. Jonov	100,000	100,000	<1%	—	—
Kim Opler	375,000	375,000	<1%	—	—
Donald B. Lashley	125,000	125,000	<1%	—	—
Millennium Trust Company, LLC FBO Sherrie Backman Roth IRA	30,000	30,000	<1%	—	—
Revyv, LLC (5)	500,000	500,000	<1%	—	—
Synergistic Resources, LLC (6)	2,000,000	2,000,000	2.41%	—	—
Justin Hartfield (7)	8,200,000	8,200,000	9.86%	—	—
Keith Hoerling (7)	8,200,000	8,200,000	9.86%	—	—
Millennium Trust Company, LLC FBO David E Backman Roth IRA #90GP29016	50,000	50,000	<1%	—	—
Nina Beatrice Rung-Hoch	120,000	120,000	<1%	—	—
The Lebrecht Group, APLC (8)	25,000	25,000	<1%	—	—
James Pakulis	150,000	28,967,290	34.85%	28,827,290	33.47%

Total	20,547,500	49,374,790	59.40%	28,827,290	33.47%

(1)  Based on 86,140,256 shares outstanding, which includes the 3,000,000 shares offered for sale to new investors by us in this offering.  This offering is on a best-efforts basis with no minimum, therefore, we could sell less than 3,000,000 shares being offered to new investors.
(2)  The trust is controlled by Randall Delue.
(3)  The trust is controlled by Harvey L. & Harlene F. Backman, its Trustees.
(4)  The trust is controlled by Monty M. Elkins, its Trustee.
(5)  Revyv, LLC is controlled by James Johnson, Robert Johnson, and David Johnson, its members.  James Johnson and David Johnson our employed by us.
(6)  Synergistic Resources, LLC is controlled by Brent Inzer, its manager.  Brent Inzer is employed by us.
(7)  The shares of stock held by Mr. Hartfield and Mr. Hoerling are subject to a written lock-up agreement whereby none of the shares may be sold prior to June 30, 2011, up to twenty five percent (25%) of the shares may be sold beginning on June 30, 2011, and the remaining shares may be sold beginning on November 30, 2011.
(8)  The Lebrecht Group, APLC is our legal counsel.  Voting and dispositive control for securities owned by The Lebrecht Group, APLC is with Brian A. Lebrecht.

PLAN OF DISTRIBUTION

We, through our officers and directors, intend to offer up to 3,000,000 shares at a price of $3.50 per share to potential investors.  We have not at this point engaged any broker-dealers licensed by The Financial Industry Regulatory Authority for the sale of these shares and presently have no intention to do so.  If we engaged any broker-dealers, they may be acting as underwriters for the offering of these shares.

Our officers and directors intend to seek to sell the common stock to be sold by us in this offering by contacting persons with whom they have had prior contact who have expressed interest in us, and by seeking additional persons who may have interest through various methods such as mail, telephone, and email.  Any solicitations by mail or email will be preceded by or accompanied by a copy of this Prospectus.  We do not intend to offer the securities over the Internet or through general solicitation or advertising.  Our officers and directors are relying on an exemption from registration as a broker-dealer pursuant to Rule 3a4-1 of the Securities Exchange Act of 1934 in that they are not statutorily disqualified, are not associated with a broker or dealer, are not receiving compensation related to these transactions, and perform substantial other duties for us.

Our common stock is listed on the Pink Sheets Current Information tier of the marketplace maintained by OTC Markets Group, Inc. under the symbol “CANA.”  We anticipate that we will apply to have our common stock traded on the OTCQX tier of the same marketplace at some point in the future, but there is no guarantee this will occur.  The selling stockholders will be able to sell their shares referenced under “Selling Security Holders” from time to time at prevailing market prices or in privately negotiated sales.  Any securities sold in brokerage transactions will involve customary brokers’ commissions.

We will pay all expenses in connection with the registration and sale of the common stock by the selling security holders, who may be deemed to be underwriters in connection with their offering of shares.  The estimated expenses of issuance and distribution are set forth below:

Registration Fees	Approximately	$7,900
Transfer Agent Fees	Approximately	500
Costs of Printing and Engraving	Approximately	500
Legal Fees	Approximately	40,000
Accounting and Audit Fees	Approximately	35,000
Total		$83,900

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states.  In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and we have complied with them.  The selling stockholders and any brokers, dealers or agents that participate in the distribution of common stock may be considered underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by those underwriters, brokers, dealers or agents may be considered underwriting discounts and commissions under the Securities Act of 1933.

In accordance with Regulation M under the Securities Exchange Act of 1934, neither we nor the selling stockholders may bid for, purchase or attempt to induce any person to bid for or purchase, any of our common stock while we or they are selling stock in this offering.  Neither we nor any of the selling stockholders intends to engage in any passive market making or undertake any stabilizing activity for our common stock.  None of the selling stockholders will engage in any short selling of our securities.  We have been advised that under the rules and regulations of the FINRA, any broker-dealer may not receive discounts, concessions, or commissions in excess of 8% in connection with the sale of any securities registered hereunder.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001, and 20,000,000 shares of preferred stock, par value $0.001.  As of the date of this Registration Statement, there are 83,140,256 shares of our common stock issued and outstanding, and no shares of preferred stock issued or outstanding.

Common Stock.  Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments.  The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders.  There is no cumulative voting with respect to the election of our directors or any other matter.  Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors.  The holders of our common stock are entitled to receive dividends when and if declared by our Board of Directors from funds legally available therefore.  Cash dividends are at the sole discretion of our Board of Directors.  In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock.  Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.
Preferred Stock.  We are authorized to issue 20,000,000 shares of preferred stock.  The rights, privileges, and preferences of our preferred stock can be set by our Board of Directors without further shareholder approval.  We have not authorized or established any series’ of preferred stock, and none are anticipated.  There are no shares of preferred stock issued or outstanding.  The availability or issuance of these shares could delay, defer, discourage or prevent a change in control.
Dividend Policy.  We have not declared or paid a cash dividend on our capital stock in our last two fiscal years and we do not expect to pay cash dividends on our common stock in the foreseeable future.  We currently intend to retain our earnings, if any, for use in our business.  Any dividends declared in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our lenders.
Options, Warrants and Convertible Securities.  On November 19, 2010, we entered into an Agreement and Plan of Reorganization and Merger pursuant to which we acquired 100% of the membership interests of Weedmaps, LLC, a Nevada limited liability company.  In addition to the consideration paid, the two principals of Weedmaps, LLC can collectively earn up to an aggregate of Sixteen Million (16,000,000) additional shares of our common stock pursuant to certain earn-out provisions in the Purchase Agreement.
Pursuant to the terms of a marketing services agreement dated October 5, 2010, we issued four-year warrants to acquire 250,000 shares of our common stock at $4.00 per share.

INTEREST OF NAMED EXPERTS AND COUNSEL

The Lebrecht Group, APLC serves as our legal counsel in connection with this offering.  The Lebrecht Group owns 25,000 shares of our common stock.

DESCRIPTION OF BUSINESS

We provide a focused variety of services to the medicinal cannabis industry.  More specifically, we provide services in five different sectors:

•	media,
•	technology,
•	medical clinic management,
•	merchant credit card processing, and
•	marketing.

We are not engaged in the growing, harvesting, cultivation, possession, or distribution of cannabis.  Instead, we assist the physicians, dispensaries, and end-users in the medicinal cannabis industry in finding each other and in managing their businesses.

The Medicinal Cannabis Industry

Fifteen states, plus the District of Columbia, have adopted laws that exempt patients from state criminal penalties who use medicinal cannabis under a physician’s supervision.  These are collectively generally referred to as the states that have de-criminalized medicinal cannabis, although there is a subtle difference between de-criminalization and legalization, and each state’s laws are different.  The states are as follows (in alphabetical order):

•	Alaska,
•	Arizona,
•	California,
•	Colorado,
•	District of Columbia,
•	Hawaii,
•	Maine,
•	Michigan,
•	Montana,
•	Nevada,
•	New Jersey,
•	New Mexico,
•	Oregon,
•	Rhode Island,
•	Vermont, and
•	Washington.

Medical cannabis decriminalization is generally referred to as the removal of all criminal penalties for the private possession and use of cannabis by adults, including cultivation for personal use and casual, nonprofit transfers of small amounts.  Legalization is generally referred to as the development of a legally controlled market for cannabis, where consumers purchase from a safe, legal, and regulated source.

The United States federal government regulates drugs through the Controlled Substances Act (21 U.S.C. § 811), which places controlled substances, including cannabis, in a schedule.  Cannabis is classified as a Schedule I drug, which is viewed as highly addictive and having no medical value.  Doctors may not prescribe cannabis for medical use under federal law, however they can recommend its use under the First Amendment.  In 2010, the United States Veterans Affairs Department clarified that veterans using medicinal cannabis will not be denied services or other medications that are denied to those using illegal drugs.

Our Principal Services

Our principal services are offered through the following wholly owned subsidiaries.

WeedMaps Media, Inc.

WeedMaps Media, Inc. is our wholly-owned subsidiary, and its primary operation is the Internet website, www.weedmaps.com.  The website aids consumers in finding medicinal cannabis dispensaries.  The dispensaries pay a fee to WeedMaps Media in order to subscribe to the various services available.  Currently, there are over 800 dispensaries that subscribe to the website, which receives over 600,000 visits and over 5 million page views per month.

General Health Solutions, Inc.

General Health Solutions, Inc. is our wholly-owned subsidiary, and through a contractual arrangement with a professional medical corporation, manages medical cannabis clinics.  Currently, it manages twelve medical cannabis clinics throughout California.  General Health Solutions, Inc. receives compensation from the professional medical corporation, and handles all billing, collections, administrative functions and marketing, leaving the physician to focus his or her time on medical treatment of patients.  The call center operated by General Health Solutions averages approximately 500 incoming calls per day, and sets between 100 and 200 appointments per day, resulting in approximately 4,000 patients seen per month.  Gross revenues for the clinics under management were over $4 million in 2010.  We are in the process of re-branding this part of business under the name of CannaCare.com.

General Marketing Solutions, Inc.

General Marketing Solutions, Inc. is our wholly-owned subsidiary, and its primary operation is the Internet website, www.cannabiscenters.com.  The website aids prospective patients in finding physicians across the country that support and recommend medicinal cannabis.  There is a patient verification system that is an internal control system designed to validate the status of a patient to law enforcement, dispensaries and other interested parties, as well as a social media platform for users.

General Merchant Solutions, Inc.

General Merchant Solutions, Inc. is our wholly-owned subsidiary, and it provides merchant payment processing services.  While these services are primarily targeted to the dispensaries and clinics in the cannabis industry, we also provide merchant credit card processing services to non-cannabis merchants as well, including but not limited, to the automotive, restaurant and furniture industries.

General Management Solutions, Inc.

General Management Solutions, Inc., is our wholly-owned subsidiary that oversees and provides all of the human resources issues for employees including hiring, terminating, and employee benefits.

Other Subsidiaries

We have two additional wholly-owned subsidiaries whose operations are relatively inactive at this time, namely US Cannabis, Inc., CannaCare Management, Inc., and a third subsidiary, LV Luxuries Limited, whose operations have been discontinued.

Recent Acquisitions

Weedmaps, LLC

On November 19, 2010, we entered into an Agreement and Plan of Reorganization and Merger pursuant to which we acquired 100% of the membership interests of Weedmaps, LLC, a Nevada limited liability company.

As consideration for the purchase, we issued an aggregate of Sixteen Million Four Hundred Thousand (16,400,000) shares of our common stock to two individuals, Justin Hartfield and Keith Hoerling.  As further consideration for the purchase, we issued four (4) Secured Promissory Notes, two (2) to each of Hartfield and Hoerling.  The total principal amount of the notes is Three Million Six Hundred Thousand Dollars ($3,600,000), one half of which is due on June 30, 2012 (per an Amendment to the notes), and the other half of which is due on January 10, 2013.  The notes pay interest at the rate of 0.35% per annum.  Pursuant to a three-year Consulting Agreement with Douglas Francis for mergers and acquisition services, one of our officers and directors, a cash consulting fee of One Million Eight Hundred Thousand Dollars ($1,800,000) is payable to Francis, one-half on June 30, 2012 (per an Amendment to the agreement) and the other half on January 10, 2013.  Hartfield and Hoerling can collectively earn up to an aggregate of Sixteen Million (16,000,000) additional shares of our common stock pursuant to certain earn-out provisions in the Purchase Agreement.  All of the shares of common stock issued or to be issued to Hartfield and Hoerling are subject to the terms of a Lock-Up Agreement whereby none of the shares may be sold prior to June 30, 2011, up to twenty five percent (25%) of the shares may be sold beginning on June 30, 2011, and the remaining shares may be sold beginning on November 30, 2011.

Also on November 19, 2010, we entered into at-will employment agreements with each of Hartfield and Hoerling, with compensation to each of Thirty Thousand Dollars ($30,000) per month.

This business is now operated as WeedMaps Media, Inc.

Synergistic Resources, LLC

On December 3, 2010, we entered into a Reorganization and Asset Acquisition Agreement pursuant to which we acquired substantially all the assets of Synergistic Resources, LLC, a California limited liability company.  The assets consisted primarily of the intellectual property and established marketing associated with the name Marijuana Medicine Evaluation Centers, including its website (www.marijuanamedicine.com), and the assignment of a Management Services Agreement pursuant to which we now manage twelve (12) medicinal cannabis clinics.  As consideration for the purchase, we issued an aggregate of Two Million (2,000,000) shares of our common stock, and paid Fifty Thousand Dollars ($50,000) cash, to Synergistic Resources.  Also effective on December 3, 2010, we entered into an at-will employment agreement with Brent Inzer, the sole manager and member of Synergistic Resources, with compensation of Fifteen Thousand Dollars ($15,000) per month.

This business is now operated as General Health Solutions, Inc.

Revyv, LLC

On January 11, 2011, we entered into a Reorganization and Asset Acquisition Agreement  pursuant to which we acquired substantially all the assets of Revyv, LLC.  The assets consisted primarily of the intellectual property associated with the name CannabisCenters, including its website (www.cannabiscenters.com), its related physician software and patient verification system, and numerous existing contracts.  As consideration for the purchase, which closed on January 13, 2011, we issued an aggregate of Five Hundred Thousand (500,000) shares of our common stock to Revyv, LLC or its assigns.  Effective on January 10, 2011, we entered into an at-will employment agreement with each of James Johnson and David Johnson, each of which are members of Revyv, LLC.  The compensation due to each is $12,500 per month.

This business is now operated as General Marketing Solutions, Inc.

Intellectual Property

Our intellectual property portfolio is an important part of our business.  We currently own over 250 Internet domain names related to the cannabis industry.  We currently have one trademark.  We use a combination of trademark, copyright, trade secret and other intellectual property laws, and confidentiality agreements to protect our intellectual property.  Our employees and independent contractors are required to sign agreements acknowledging that all inventions, trade secrets, works of authorship, developments and other processes generated by them on our behalf are our property, and assigning to us any ownership that they may claim in those works.  Despite our precautions, it may be possible for third parties to obtain and use without consent intellectual property that we own.  Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business.

From time to time, we may encounter disputes over rights and obligations concerning intellectual property.  While we believe that our product and service offerings do not infringe the intellectual property rights of any third party, we cannot assure you that we will prevail in any intellectual property dispute.  If we do not prevail in such disputes, we may lose some or all of our intellectual property protection, be enjoined from further sales of the applications determined to infringe the rights of others, and/or be forced to pay substantial royalties to a third party.

Competition

We know that there is intense competition in the medicinal cannabis industry.  However, because of the conflict of federal laws and state laws, and because most of the participants in the industry are privately held, publicly available information is difficult to find.  A recent CNBC article1 estimated the total cannabis market at between $35 and $45 billion.  There are over 1,200 cannabis dispensaries in California alone, and over 200 medical clinics that will issue a medical cannabis recommendation.

1 How Big Is the Marijuana Market?
http://www.cnbc.com/id/36179677?__source=usatoday|marijuana&par=usatoday&loc=interstitialskip

The following is a list of known competitive referral websites for either dispensaries or clinics:

•	Pot Locator (http://www.potlocator.com/)
•	THC Finder (http://www.thcfinder.com/)
•	GPS 420 (http://www.gps420.com/)
•	Marijuana Dispensaries 411 (http://www.gps420.com/)
•	WeedTracker (http://weedtracker.com/cannabis/)
•	Los Angeles Cannabis Clubs (http://www.losangelescannabisclubs.com/)
•	Leaf Ly (http://www.leafly.com/explore)
•	Sticky Guide (http://www.stickyguide.com/)
•	LA Weed Maps (http://caweedmaps.com/)
•	Cannagen (http://cannagen.com/)
•	Dispensary Finder (http://www.dispensaryfinder.com/)
•	Herban Tracker (http://herbantracker.com/)
•	Roll it Up (http://www.rollitup.org/colorado-patients/334363-new-dispensary-finder-website.html)
•	MMJ Finder (http://mmjfinder.com/)
•	Daily Buds (http://www.dailybuds.com/)
•	Kush Pages (http://kushpages.com/)

Research and Development

We have not spent a material amount on research and development activities.

Our Employees

We have 68 employees and/or contractors working in our office, three of which are our officers, 43 of which are engaged in marketing, publishing and development, and 22 of which are engaged in administrative functions.

ORGANIZATION WITHIN LAST FIVE YEARS

General Cannabis, Inc. was formed on July 14, 2003 in the State of Nevada as Tora Technologies, Inc.  On November 21, 2006, it changed its name to Makeup.com Limited, and on January 29, 1010, changed its name again to LC Luxuries Limited.  Finally, on November 5, 2010, the company changed its name to General Cannabis, Inc.

DESCRIPTION OF PROPERTY

Our executive offices are located in Costa Mesa, California, at 2183 Fairview Road, Suite 101, Costa Mesa, California 92627.  Our office space is approximately 4,422 square feet and the lease is month to month at a rate of $6,919 per month.

Beginning on February 1, 2011, we leased 20,332 square feet of office space at 1300 Dove Street, Newport Beach, CA  92660 pursuant to the terms of a three year lease that ends on January 31, 2014.  The lease is at a rate of $39,647.40 per month beginning in August 2011, with standard increases annually.  We anticipate moving into this facility beginning in March 2011.

LEGAL PROCEEDINGS

We are not a party to or otherwise involved in any legal proceedings.

In the ordinary course of business, we are from time to time involved in various pending or threatened legal actions.  The litigation process is inherently uncertain and it is possible that the resolution of such matters might have a material adverse effect upon our financial condition and/or results of operations.  However, in the opinion of our management, other than as set forth herein, matters currently pending or threatened against us are not expected to have a material adverse effect on our financial position or results of operations.

SELECTED FINANCIAL DATA

General Cannabis, Inc.	For the Years Ended December 31,
	2010	2009

Statement of Operations Data:

Total revenues	$7,699,634	2,670,721
Operating income (loss)	(51,228)	(428,260)
Income (loss) from discontinued operations	1,350,400	(839,136)
Net income (loss)	1,200,632	(1,275,595)

Balance Sheet Data:

Cash and cash equivalents	$1,393,805	48,131
Current assets	3,261,374	156,566
Total assets	63,334,401	543,598

Current liabilities	1,324,737	3,486,431
Total liabilities	5,824,737	3,486,431
Total stockholders’ equity (deficit)	57,509,664	(2,942,833)

Total dividends per common share	—	—

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Disclaimer Regarding Forward Looking Statements

You should read the following discussion in conjunction with our financial statements and the related notes and other financial information included in this Form S-1. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs.  Our actual results could differ materially.  Factors that could cause or contribute to these differences include those discussed below and elsewhere in this Form S-1, particularly in the Section titled Risk Factors.

Although the forward-looking statements in this Registration Statement reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them.  Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.  You are urged to carefully review and consider the various disclosures made by us in this report and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

Summary Overview

We are a service provider to the medicinal cannabis industry.  We are not engaged in the growing, harvesting, cultivation, possession, or distribution of cannabis.  Instead, we assist the physicians, dispensaries, and end-users within the medicinal cannabis industry in finding each other and in managing their businesses.  All of our operations are conducted through our wholly-owned subsidiaries.
Approximately 43% of our revenue is generated by WeedMaps Media, Inc., which is a finder website that aids consumers in finding medicinal cannabis dispensaries.  The dispensaries pay a fee to WeedMaps Media in order to subscribe to the various services available.

Approximately 56% of our revenue is generated by General Health Solutions, Inc. which, through a contractual arrangement with a professional medical corporation, manages medical cannabis clinics.

In February 2010, we sold most of our then-existing domain names and intellectual property to a third party, although we did continue to manage our third-party merchant card services.

Year Ended December 31, 2010 compared to Year Ended December 31, 2009

During the year ended December 31, 2010, we completed two acquisitions that significantly increased our revenue and our operations.  The acquisitions are operated now as WeedMaps Media, Inc. and General Health Solutions, Inc.

Results of Operations

Revenue and Operating Expenses

Our sales, total revenue, total operating expenses and operating income (loss) for the year ended December 31, 2010, compared to the year ended December 31, 2009, were as follows:

	Year endedDecember 31, 2010	Year endedDecember 31, 2009	PercentageChange

Sales	$7,699,634	2,670,721	188%
Total revenue	7,699,634	2,670,721	188%
Total operating expenses	7,750,862	3,098,981	150%

Operating income (loss)	$(51,228)	(428,260)	88%

The increase in sales from $2,670,721 for the year ended December 31, 2009 to $7,699,634 for the year ended December 31, 2010, or 188%, is attributable to the acquisition of Weedmaps, LLC and Synergistic Resources, LLC.

The increase in operating expenses from $3,098,981 for the year ended December 31, 2009 to $7,750,862 for the year ended December 31, 2010, or 150%, is also attributable to the acquisition of Weedmaps, LLC and Synergistic Resources, LLC.

As a result of our increase in sales, offset by the increase in our operating expenses, our net income (loss) increased from $(428,260) for the year ended December 31, 2009 to $(51,228) for the year ended December 31, 2010, an increase of $377,032, or 88%.

Income (loss) from Discontinued Operations; Net Income (loss)

Our income from discontinued operations and net income (loss) for the year ended December 31, 2010, compared to the year ended December 31, 2009, were as follows:

	Year endedDecember 31, 2010	Year endedDecember 31, 2009	PercentageChange

Income (loss) from discontinued operations	$1,350,400	(839,136)	261%
Net income (loss)	1,200,632	(1,275,595)	194%

Our income from discontinued operations for the year ended December 31, 2010 was $1,350,400, compared to a loss from discontinued operations of $(839,136) for the year ended December 31, 2009.  The discontinued operations were from our subsidiary LV Luxuries Limited and involved the sale of beauty products through the Internet.

Our loss from discontinued operations for the year ended December 31, 2009 was also from our subsidiary LV Luxuries Limited.

As a result, our net income (loss) increased from $(1,275,595) for the year ended December 31, 2009 to $1,200,632 for the year ended December 31, 2010, an increase of $2,476,227, or 194%.

Liquidity and Capital Resources

Our cash, current assets, intangible assets, total assets, current liabilities, and total liabilities as of December 31, 2010 and 2009, respectively, were as follows:

	December 31,2010	December 31,2009	PercentageChange

Cash	$1,393,805	48,131	2,796%
Total current assets	3,261,374	156,566	1,983%

Intangible assets:
Contracts and customer lists	21,984,576	—	0%
Internet properties & domain names	9,444,582	333,334	2,733%
Trademarks	29,322	—	0%
Goodwill	27,712,345	—	0%
Total intangible assets	59,170,825	333,334	17,651%

Total assets	63,334,401	543,598	11,551%

Total current liabilities	1,324,737	3,486,431	(62)%
Total long term liabilities	4,500,000	—	0%
Total liabilities	5,824,737	3,486,431	67%

Our cash increased from $48,131 at December 31, 2009 to $1,393,805 at December 31, 2010, an increase of $1,345,674, resulting from the sale of 825,000 shares of common stock at price of $2.00 per share for an aggregate amount of $1,650,000.

Our intangible assets at December 31, 2010 consist almost entirely of assets acquired in the previously discussed Weedmaps and Synergistic Resources acquisitions.  The assets consist primarily of contracts, customer lists. Internet properties and domains, and trademarks.  These assets are necessary for our growth.  The balance is goodwill which represents the premium paid for the acquisitions.

Our current liabilities decreased from $3,486,431 at December 31, 2009 to $1,324,737 at December 31, 2010, primarily as a result of convertible debentures being repaid and the remaining balance converted to equity, offset in part by an increase in accrued liabilities arising from consulting agreements.

Our total long term liabilities totaling $3,600,000 at December 31, 2010 are attributable to notes payable to related parties arising from the acquisition of assets into WeedMaps Media, Inc., plus accrued liabilities arising from consulting agreements.

Cash Requirements

We had approximately $1.39 million in cash and cash equivalents as of December 31, 2010.  Our operating loss for the year ended December 31, 2010 was $(51,228).  At our current revenue and burn rate, our cash on hand will last approximately 8 to 10 months.  We anticipate that our revenues will continue to increase, and that our revenues will exceed our expenses in less than 8 months.  However, there is no assurance that our existing cash flow will be adequate to satisfy our existing operating expenses and capital requirements.  If our revenues do not increase quickly enough to exceed our expenses, then we will need to continue to raise capital through the sale of our securities in order to fund operations.

Sources and Uses of Cash

Operations

We had net cash provided (used) in operating activities of $1,005,396 for the year ended December 31, 2010, as compared to $(360,690) for the year ended December 31, 2009.  In 2009, the net cash used in operating activities consisted primarily of net loss from continuing operations of $436,459, plus a net loss from discontinued operations of $839,136, offset by non-cash interest expense of $283,407, depreciation of $165,481, changes in inventories of $230,169, changes in prepaid expenses and deposits of $106,225, and changes in accounts payable and accrued liabilities of $132,327.  For the year ended December 31, 2010, the net cash provided in operating activities consisted primarily of net loss from continuing operations of $149,768, plus a net gain from discontinued operations of $1,350,400, offset by depreciation of $115,319, and changes in accounts payable and accrued liabilities of $(366,066).

Investments

We had net cash provided (used) in investing activities of $(494,649) for the year ended December 31, 2010, as compared to $72,331 for the year ended December 31, 2009.  In 2009, the net cash provided in investing activities was solely related to the sale of property and equipment.  In 2010, the net cash used in investing activities consisted of purchases of property and equipment of $(166,815) and purchases of intangible assets of $(327,834).

Financing

We had net cash provided by financing activities of $541,576 for the year ended December 31, 2010, compared to $824,139 for the year ended December 31, 2009.  In 2009, our net cash provided by financing activities consisted primarily of proceeds from note payable of $165,000 and proceeds from convertible note to a related party of $594,199.  For 2010, our net cash provided by financing activities consisted primarily of proceeds from issuance of common stock of $1,650,000, offset by proceeds from convertible notes of $(419,392), proceeds rom convertible note to a related party of $(211,489), and proceeds from note payable to a related party of $(437,543).

Debt Instruments, Guarantees, and Related Covenants

We have no disclosure required by this Item.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On October 1, 2010, we engaged Tarvaran, Askelson & Company LLP, Certified Public Accountants, as our independent certified public accountant for all our audit work going forward, starting with the fiscal years ended December 31, 2010 and 2009.

During the two most recent fiscal years, or any subsequent interim period prior to engaging Tarvaran, Askelson & Company LLP neither we nor anyone acting on our behalf consulted with Tarvaran, Askelson & Company LLP regarding (i) the application of accounting principles to a specific completed or contemplated transaction, or (ii) the type of audit opinion that might be rendered on our financial statements where either written or oral advice was provided that was an important factor considered by us in reaching a decision as to the accounting, auditing, or financial reporting issue, or (iii) any matter that was the subject of a disagreement with our former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the former accountant, would have caused it to make reference to the subject matter of the disagreements in connection with its audit report.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The following table sets forth the names, ages, and biographical information of each of our current directors and executive officers, and the positions with the Company held by each person, and the date such person became a director or executive officer of the Company.  Our executive officers are elected annually by the Board of Directors.  The directors serve one-year terms until their successors are elected.  The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors.  Family relationships among any of the directors and officers are described below.

Name	Age	Position

James Pakulis	47	Chairman of the Board of Directors and Chief Executive Officer

Douglas Francis	32	President, Chief Strategy Officer, Director

Munjit Johal	55	Chief Financial Officer, Secretary, Treasurer, and Director

Bonni Goldstein	46	Director

James Pakulis, age 47, has been one of our directors since August 2010, our Chief Executive Officer since November 2010, and our Chairman of the Board since January 2011.  He served as our Chairman of the Board, President and COO from August 2010 to November 2010.  Mr. Pakulis was an advisor to Synergistic Resources, LLC from January 2010 until the time of our acquisition of its assets in December 2010.  Since 1995, Mr. Pakulis has also been an owner and/or consultant in start-up companies in various industries including internet, finance, real estate and insurance.  From 1990 to 1995, Mr. Pakulis oversaw all mergers and acquisitions in the western United States for CliniCorp, Inc., a publicly traded entity that had specialized in healthcare clinic management and operations.  From 1987 to 1990, Mr. Pakulis was involved in the healthcare industry overseeing day-to-day operations for several privately held multi-disciplinary clinics in the Los Angeles area.  Mr. Pakulis received his BA in English from The Ohio State University in 1987.Douglas Francis, age 32, has been one of our directors and our CTO since August 2010, our President since November 2010, and was our CEO from August 2010 to November 2010 and our Chairman of the Board from November 2010 to January 2011.  From 2008 until the time of our acquisition of its assets in December 2010, Mr. Francis was the CEO of Synergistic Resources, LLC, an entity specializing in the management of physician owned healthcare facilities throughout California.  In November 2009 Mr. Francis also became COO of WeedMaps, LLC, which owns the domain weedmaps.com, which is an online community where medical marijuana patients connect with other patients in their geographical area and discuss matters related to cannabis.  From January 2001 to October 2007, Mr. Francis served in a senior management position at two financing related firms in Southern California.  Mr. Francis received his BA in Finance from Chapman University in 2001.Munjit Johal, age 55, has been a director and our Chief Financial Officer since October 20, 2006.  Mr. Johal has over 28 years of broad experience in banking, accounting, finance, and management in the private and public sector.  Mr. Johal worked primarily with troubled companies in turnaround situations.  Since 1996, Mr. Johal has served as a financial officer of various companies.  From 1990 to 1995, Mr. Johal was the Executive Vice President for Pacific Heritage Bank in Torrance, California.  Mr. Johal earned his MBA from the University of San Francisco in 1980.  He received his BS degree in History from the University of California, Los Angeles, in 1978.
Bonni Goldstein, age 46, was born in New York and raised in New Jersey.  She attended Rutgers College where she majored in Biology and then attended University of Medicine and Dentistry of New Jersey (Robert Wood Johnson Medical School) where she received her M.D.  After an internship and residency at Childrens Hospital Los Angeles, she was chosen to be the Chief Resident of the program.  She worked in the Community Health Center evaluating low-income pediatric patients while also acting as Clinical Instructor for USC School of Medicine.  She became an Attending Physician in the LAC-USC Pediatric Emergency Department, handling complex emergencies and instructing medical students and residents in the art of assessing pediatric illness. Dr. Goldstein is also a published medical author, creating questions for ExamMaster, a Board Preparation Program.   She also worked in the field of private medicine as an Attending Physician at Little Company of Mary Hospital in Torrance.  Dr. Goldstein started a children’s educational program called Brainiacs Science Discovery Center, where young children were educated on hands-on life, physical, and earth sciences.  Most recently, Dr. Goldstein joined MMEC as Medical Director and as a physician evaluating ill patients for use of medical cannabis.

Family Relationships

There are no family relationships among any of our officers, directors, or greater-than-10% shareholders.

EXECUTIVE COMPENSATION

Executive Compensation

We do not currently have written employment agreements with our executives.  All are at-will employees or consultants whose compensation is set forth in the Summary Compensation Table below.

We have entered into a three-year Consulting Agreement for mergers and acquisition services with Douglas Francis, our President.  The Consulting Agreement provides him with a cash consulting fee of One Million Eight Hundred Thousand Dollars ($1,800,000) payable to Francis, one-half on June 30, 2012 (per an Amendment to the agreement) and the other half on January 10, 2013.

Summary Compensation Table

The following table sets forth information with respect to compensation earned by our Chief Executive Officer, President, and Chief Financial Officer for the fiscal year ended December 31, 2010 and 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)

James Pakulis (1)	2010	30,000	-0-	-0-	-0-	-0-	-0-	-0-	30,000
CEO	2009	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Douglas Francis (2)	2010	30,000	-0-	-0-	-0-	-0-	-0-	1,850,000	1,880,000
President	2009	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Munjit Johal (3)	2010	4,000	-0-	-0-	-0-	-0-	-0-	-0-	4,000
CFO	2009	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(1)	Mr. Pakulis' annual salary, beginning in December 2010, is $360,000.

(2)
Mr. Francis' annual salary, beginning in December 2010, is $360,000.  $1,850,000 represents a $50,000 cash payment made to Mr. Francis in November 2010 and $1,800,000, which consists of $900,000 payable on June 30, 2010 and $900,000 payable on January 10, 2013.

(3)	Mr. Johal's receives from the Company $4,000, beginning in December 2010, for his services as Chief Financial Officer. At December 31, 2010 the $4,000 represents accrued amounts due to Mr. Johal.

Director Compensation

For the year ended December 31, 2010, none of the members of our Board of Directors received compensation for his or her service as a director.  We do not currently have an established policy to provide compensation to members of our Board of Directors for their services in that capacity.  We intend to develop such a policy in the near future.

Outstanding Equity Awards at Fiscal Year-End

We do not currently have a stock option or grant plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 22, 2011, certain information with respect to the Company’s equity securities owned of record or beneficially by (i) each Officer and Director of the Company; (ii) each person who owns beneficially more than 10% of each class of the Company’s outstanding equity securities; and (iii) all Directors and Executive Officers as a group.

Title of Class	Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of Class Before Offering (2)	Percent of Class After Offering (3)
Common Stock	James Pakulis (4)(5)	28,977,290		34.9%	33.6%
Common Stock	Douglas Francis (4)(5)	28,827,289		34.7%	33.5%
Common Stock	Munjit Johal (4)	-0-		-0-	-0-
Common Stock	Bonni Goldstein (4)	-0-		-0-	-0-
Common Stock	Justin Hartfield	16,200,000	(5)	17.8%	17.2%
Common Stock	Keith Hoerling	16,200,000	(5)	17.8%	17.2%
Common Stock	All Directors and Officers As a Group (4 persons)	57,784,579		69.5%	67.1%

(1)  Unless indicated otherwise, the address of the shareholder is c/o General Cannabis, Inc., 2183 Fairview Road, Suite 101, Costa Mesa, California 92627.
(2)  Unless otherwise indicated, based on 83,140,256 shares of common stock issued and outstanding.  Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for the purposes of computing the percentage of any other person.
(3)  Based on 86,140,256 shares of common stock outstanding if all 3,000,000 shares offered by us are sold.
(4)  Indicates one of our officers or directors.
(5)  The shares held by Mr. Pakulis and Mr. Francis are held of record by R.H. Daignault Law Corporation, In Trust, pursuant to an escrow agreement between them and the parties who assigned certain debts to Pakulis prior to its conversion into the shares.
(6)  The shares held by Mr. Hartfield and Mr. Hoerling includes 8,000,000 shares each that may be earned pursuant to earn-out provisions set forth in the agreement whereby they sold Weedmaps, LLC to us.

The issuer is not aware of any person who owns of record, or is known to own beneficially, ten percent or more of the outstanding securities of any class of the issuer, other than as set forth above.  The issuer is not aware of any person who controls the issuer as specified in Section 2(a)(1) of the 1940 Act.  There are no classes of stock other than common stock issued or outstanding.  The Company does not have an investment advisor.

There are no current arrangements which will result in a change in control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On November 23, 2010, we sold an aggregate of 825,000 shares of our common stock, restricted in accordance with Rule 144 and containing an appropriate restrictive legend, to four shareholders at a purchase price of $2.00 per share, for aggregate cash consideration of $1,650,000.  One of the four shareholders was James Pakulis, our Chief Executive Officer and a member of our Board of Directors, who purchased 150,000 shares for aggregate cash consideration of $300,000.

On November 19, 2010, we entered into an Agreement and Plan of Reorganization and Merger pursuant to which we acquired 100% of the membership interests of Weedmaps, LLC, Nevada limited liability company.  As consideration for the purchase, we issued an aggregate of Sixteen Million Four Hundred Thousand (16,400,000) shares of our common stock to two individuals, Justin Hartfield and Keith Hoerling.  As further consideration for the purchase, we issued four (4) Secured Promissory Notes, two (2) to each of Hartfield and Hoerling.  The total principal amount of the notes is Three Million Six Hundred Thousand Dollars ($3,600,000), one half of which is due on June 30, 2012 (per an Amendment to the Notes), and the other half of which is due on January 10, 2013.  The notes pay interest at the rate of 0.35% per annum.  Pursuant to a three-year Consulting Agreement for mergers and acquisition services with Douglas Francis, one of our officers and directors, a cash consulting fee of One Million Eight Hundred Thousand Dollars ($1,800,000) is payable to Francis, one-half on June 30, 2012 (per an Amendment to the agreement) and the other half on January 10, 2013.  Hartfield and Hoerling can collectively earn up to an aggregate of Sixteen Million (16,000,000) additional shares of our common stock pursuant to certain earn-out provisions in the Purchase Agreement.  All of the shares of common stock issued or to be issued to Hartfield and Hoerling are subject to the terms of a Lock-Up Agreement whereby none of the shares may be sold prior to June 30, 2011, up to twenty five percent (25%) of the shares may be sold beginning on June 30, 2011, and the remaining shares may be sold beginning on November 30, 2011.

On August 18, 2010, a total of $1,609,704 in our convertible debt was assigned by various parties to James Pakulis.  On that same date, Mr. Pakulis converted the debt into an aggregate of 53,656,814 shares of our common stock, representing (as of October 29, 2010) 84.5% of our issued and outstanding common stock.  Mr. Pakulis subsequently sold one-half (1/2) of the shares to Douglas Francis, another of our officers and directors.  Also on August 18, 2010, James Pakulis purchased 5,000,000 shares of our common stock from a former affiliate shareholder, representing (as of October 29, 2010) 7.8% of our issued and outstanding common stock.  The shares held by Mr. Pakulis and Mr. Francis are held of record by R.H. Daignault Law Corporation, In Trust, pursuant to an escrow agreement between them and the parties who assigned the debts to Pakulis prior to its conversion into the shares.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Article V of our Articles of Incorporation provides that, the personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by paragraph 1 of Section 78.037 of the General Corporation Law of the State of Nevada, as the same may be amended and supplemented.

Article VI of our Articles of Incorporation provides that, the corporation shall, to the fullest extent permitted by Section 78.751 of the General Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all expenses, liabilities, or other matters referred to in or covered by said section.

Our bylaws do not further address indemnification, and there are no resolutions of our shareholders or directors which address indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

AVAILABLE INFORMATION

We are not subject to the reporting requirements of the Securities Exchange Act of 1934.  We have filed with the Securities and Exchange Commission a registration statement on Form S-1, together with all amendments and exhibits thereto, under the Securities Act of 1933 with respect to the common stock offered hereby.  This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto.  Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

Copies of all or any part of the registration statement may be inspected without charge or obtained from the Public Reference Section of the Commission at 100 F Street, NE, Washington, DC 20549.  The registration statement is also available through the Commission’s web site at the following address:  http://www.sec.gov.

EXPERTS

The audited financial statements of General Cannabis, Inc. as of December 31, 2010 and 2009 and for the years then ended appearing in this prospectus which is part of a registration statement have been so included in reliance on the report of Tavaran, Askelson & Company, LLC, given on the authority of such firm as experts in accounting and auditing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of General Cannabis, Inc.

We have audited the accompanying consolidated balance sheets of General Cannabis, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity and, and cash flows for each of the years in the two-year period ended December 31, 2010. General Cannabis, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of General Cannabis, Inc. as of December 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses and has a net capital deficiency. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Tarvaran Askelson & Company, LLP

Laguna Niguel, CA
February 28, 2011

23974 Aliso Creek Road, Suite 395 Laguna Niguel, CA 92677
Office:  (949) 360-0545     WWW.PUBLICCOMPANYCPAS.COM      Fax: (949) 606-0329

GENERAL CANNABIS, INC.

Consolidated Balance Sheet (Audited)

	December 31,	December 31,
	2010	2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,393,805	$48,131
Accounts receivable	4,093	16,650
Other current assets	1,863,476	91,785
TOTAL CURRENT ASSETS	3,261,374	156,566

Property and equipment, net	2,202	53,698
Intangible assets:
Contracts & Customer lists	21,984,576	—
Internet Properties & Domain Names	9,444,582	333,334
Trademarks	29,322	—
Goodwill	27,712,345	—
Other Assets	900,000	—

TOTAL ASSETS	$63,334,401	$543,598

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

Accounts payable	$128,144	$497,001
Accrued liabilities	1,071,593	146,302
Convertible notes - related party	—	1,821,193
Convertible notes	—	419,392
Note payable - related party	—	437,543
Note payable	125,000	165,000

TOTAL CURRENT LIABILITIES	$1,324,737	$3,486,431

LONG TERM LIABILITIES

Other accrued liabilities	900,000	—
Note payable - related party	3,600,000	—

TOTAL LONG TERM LIABILITIES	4,500,000	—

TOTAL LIABILITIES	$5,824,737	$3,486,431

STOCKHOLDERS' EQUITY (DEFICIT)

Preferred stock, $0.001 par value: 20,000,000 shares authorized;
zero shares issued and outstanding at December 31, 2010;
zero shares issued and outstanding at December 31, 2009;	—	—
Common stock, $0.001 par value: 200,000,000 shares authorized;
82,640,256 shares issued and outstanding at December 31, 2010;
9,733,442 shares issued and outstanding at December 31, 2009;	82,640	9,733
Paid-in capital	62,680,851	3,501,893
Accumulated deficit	(5,253,827)	(6,454,459)

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	57,509,664	(2,942,833)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$63,334,401	$543,598

The accompanying notes are an integral part of these consolidated financial statements.

GENERAL CANNABIS, INC.

Consolidated Statements of Operations (Audited)

	Years Ended
	December 31,	December 31,
	2010	2009

REVENUE
Sales	$7,699,634	$2,670,721

Total revenue	7,699,634	2,670,721

OPERATING EXPENSES
Selling, general and administrative expenses	7,750,862	3,098,981

Total operating expenses	7,750,862	3,098,981

Operating income (loss)	(51,228)	(428,260)

Other Income (expense)
Interest income (expense)	(36,540)	(8,199)

Income (loss) before income taxes	(87,768)	(436,459)

Provision for Income Taxes	62,000	—

Income (loss) before discontinued operations and income taxes	(149,768)	(436,459)

Income (loss) from discontinued operations	1,350,400	(839,136)

NET INCOME (LOSS)	$1,200,632	$(1,275,595)

Weighted average shares outstanding, basic	28,748,316	9,733,442
Weighted average shares outstanding, diluted	28,748,316	14,214,612

Per share amounts, basic:
Continuing operations	(0.01)	(0.04)
Net income (loss)	0.04	(0.13)

Per share amounts, diluted:
Continuing operations	(0.01)	(0.03)
Net income (loss)	0.04	(0.09)

The accompanying notes are an integral part of these consolidated financial statements.

GENERAL CANNABIS, INC.

Consolidated Statements of Cash Flows (Audited)

	Years Ended
	December 31,	December 31,
	2010	2009
Cash flows from operating activities:
Net income (loss) from continuing operations	$(149,768)	$(436,459)
Add back: Net gain (loss) from discontinued operations	1,350,400	(839,136)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest expense - non-cash	—	283,407
Depreciation	115,319	165,481
Amortization	—	14,451
Amortization of consulting agreements	(51,389)	—
Stock-based compensation - warrants	37,777	—
Stock-based compensation	50,000	—
Changes in operating assets and liabilities:
Accounts receivable	12,557	(16,650)
Inventories	—	230,169
Prepaid expenses and deposits	6,566	106,225
Accounts payable and accrued liabilities	(366,066)	132,327
Note payable - related party	—	(505)

Net cash provided (used) in operating activities	1,005,396	(360,690)

Cash flows from investing activities:
Purchases of property and equipment	(166,815)	—
Sale of property and equipment	—	72,331
Purchases of intangible assets	(327,834)	—

Net cash provided (used) in investing activities	(494,649)	72,331

Cash flows from financing activities:
Proceeds from issuance of common stock	1,650,000	—
Proceeds from note payable	(40,000)	165,000
Proceeds from convertible notes	(419,392)	28,274
Proceeds from convertible note related party	(211,489)	594,199
Proceeds from note payable - related party	(437,543)	36,666

Net cash provided by financing activities	541,576	824,139

Net cash used in discontinued operations	293,351	(536,278)
Net increase (decrease) in cash and cash equivalents	1,345,674	(498)

Cash and cash equivalents at beginning of period	48,131	48,629

Cash and cash equivalents at end of period	$1,393,805	$48,131

Non-cash investing and financing activity:

Issuance of warrants to consultants	250,000	—
Shares issued pursuant to consulting agreement	$50,000	$—
Acquisition of intangible assets for stock	$40,803,056	$—

The accompanying notes are an integral part of these consolidated financial statements.

GENERAL CANNABIS, INC.

Consolidated Statements of Stockholders' Equity (Deficit)

					Additional		Total
	Preferred Stock		Common Stock		Paid-In	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity (Deficit)
BALANCES, December 31, 2008	—	—	9,733,442	$9,733	$3,488,376	$(5,178,864)	$(1,680,755)

Interest expense, beneficial conversion feature					13,517		13,517

Net income (loss) from discontinued operations						(839,136)	(839,136)
Net income (loss)						(436,459)	(436,459)
BALANCES, December 31, 2009	—	—	9,733,442	$9,733	$3,501,893	$(6,454,459)	$(2,942,833)

Issuance of common stock			72,881,814	72,882	39,986,822.61		40,059,705
Paid in capital, goodwill					18,336,498		18,336,498
Interest expense, beneficial conversion feature					13,517		13,517
Stock based compensation			25,000	25	49,975		50,000
Stock based compensation - warrants					792,145		792,145
Net income (loss) from discontinued operations						1,350,400	1,350,400
Net income (loss)						(149,768)	(149,768)
BALANCES, December 31, 2010	—	—	82,640,256	$82,640	$62,680,851	$(5,253,827)	$57,509,664

The accompanying notes are an integral part of these consolidated financial statements.

GENERAL CANNABIS, INC.
Notes to the Consolidated Financial Statements
December 31, 2010

1. Description of Business

General Cannabis, Inc. was formed on July 14, 2003 in the State of Nevada as Tora Technologies, Inc.  On November 21, 2006, it changed its name to Makeup.com Limited, and on January 29, 2010, changed its name again to LC Luxuries Limited. Finally, on November 5, 2010, the company changed it name to General Cannabis, Inc.

We are not engaged in the growing, harvesting, cultivation, possession, or distribution of cannabis.  Instead, we assist the physicians, dispensaries, and end-users within the medicinal cannabis industry in finding each other and in managing their businesses.

We are a service provider to the medicinal cannabis industry through five different sectors:

•	media,
•	technology,
•	medical clinic management,
•	merchant credit card processing, and
•	marketing.

References in this document to the “Company,” “we,” “us,” and “our” refer to General Cannabis, Inc. and its wholly-owned subsidiaries.  All of our operations are conducted through our wholly-owned subsidiaries, each of which is incorporated or qualified to do business in the states in which it does so.

Recent Developments

WeedMaps, LLC

On November 19, 2010, we entered into an Agreement and Plan of Reorganization and Merger pursuant to which we acquired 100% of the membership interests of WeedMaps, LLC, a Nevada limited liability company.

As consideration for the purchase, we issued an aggregate of Sixteen Million Four Hundred Thousand (16,400,000) shares of our common stock to two individuals, Justin Hartfield and Keith Hoerling.  As further consideration for the purchase, we issued four (4) Secured Promissory Notes, two (2) to each of Hartfield and Hoerling.  The total principal amount of the notes is Three Million Six Hundred Thousand Dollars ($3,600,000), one half of which is due on June 30, 2012, and the other half of which is due on January 10, 2013.  The notes pay interest at the rate of 0.35% per annum. Hartfield and Hoerling can collectively earn up to an aggregate of Sixteen Million (16,000,000) additional shares of our common stock pursuant to certain earn-out provisions in the Purchase Agreement.  All of the shares of common stock issued or to be issued to Hartfield and Hoerling are subject to the terms of a Lock-Up Agreement whereby none of the shares may be sold prior to June 30, 2011, up to twenty five percent (25%) of the shares may be sold beginning on June 30, 2011, and the remaining shares may be sold beginning on November 30, 2011.  Also, on November 19, 2010, we entered into at-will employment agreements with each of Hartfield and Hoerling, with compensation of Thirty Thousand Dollars ($30,000) per month.

Synergistic Resources, LLC

On December 3, 2010, we entered into a Reorganization and Asset Acquisition Agreement pursuant to which we acquired substantially all the assets of Synergistic Resources, LLC, a California limited liability company.  The assets consisted primarily of the intellectual property and established marketing associated with the name Marijuana Medicine Evaluation Centers, including its website (www.marijuanamedicine.com), and the assignment of a Management Services Agreement pursuant to which we now manage twelve (12) medicinal cannabis clinics.  As consideration for the purchase, we issued an aggregate of Two Million (2,000,000) shares of our common stock, and paid Fifty Thousand Dollars ($50,000) cash, to Synergistic Resources.  Also effective on December 3, 2010, we entered into an at-will employment agreement with Brent Inzer, the sole manager and member of Synergistic Resources, with compensation of Fifteen Thousand Dollars ($15,000) per month.

Revyv, LLC

On January 11, 2011, we entered into a Reorganization and Asset Acquisition Agreement pursuant to which we acquired substantially all the assets of Revyv, LLC.  The assets consisted primarily of the intellectual property associated with the name CannabisCenters, including its website (www.cannabiscenters.com), its related physician software and patient verification system, and numerous existing contracts.  As consideration for the purchase, which closed on January 13, 2011, we issued an aggregate of Five Hundred Thousand (500,000) shares of our common stock to Revyv, LLC or its assigns.  Effective on January 10, 2011, we entered into an at-will employment agreement with each of James Johnson and David Johnson, each of which are members of Revyv, LLC.  The compensation due to each is $12,500 per month.

Our Subsidiaries

The following are wholly-owned subsidiaries through which we conduct our operations:

WeedMaps Media, Inc.

WeedMaps Media is a medical-cannabis industry-focused, marketing and media company, whose business plan is to monetize industry related information and to provide advertisers and industry professionals a direct and accessible platform via the internet.

The Company operates WeedMaps.com and several associated websites, together composing a large scale, medical-cannabis industry focused internet media portal that targets dispensaries, advertisers and consumers, which are estimated by the National Survey on Drug Use and Health to total more than 16.7 million Americans in 2009 and increasing. WeedMaps is a venue for marketers to deliver new media advertising campaigns to a vast and targeted demographic and have available to them multiple touch points ranging from dispensary listings, interactive ads to social-networking clubs, product reviews and various other sponsored and unsponsored events. With this combination, we have been very competitive and sufficiently appealing that WeedMaps has captured significant market share in this industry and has become one of the most widely recognized website within this space. Currently, there are over 800 dispensaries that subscribe to the website, which receives over 600,000 visits and over 5 million page views per month.  We believe that significant opportunities exist in this industry, and we will actively pursue this potential source of revenue during the year ending December 31, 2011 and beyond.

General Health Solutions, Inc.

General Health Solutions, Inc., through a contractual arrangement with a professional medical corporation, manages medical cannabis clinics.  Currently, it manages twelve (12) medical cannabis clinics throughout California.  General Health Solutions, Inc. receives compensation from the professional medical corporation, and handles all billing, collections, administrative functions and marketing, leaving the physician to focus his or her time on medical treatment of patients.  The call center operated by General Health Solutions averages approximately 500 incoming calls per day, and sets between 100 and 200 appointments per day, resulting in approximately 4,000 patients seen per month.  Gross revenues for the clinics under management were over $4 million in 2010.

General Marketing Solutions, Inc.

General Marketing Solutions, Inc., whose primary operation is the internet website, www.cannabiscenters.com.  The website aids prospective patients in finding physicians across the country that support and recommend medicinal cannabis.  There is a patient verification system that is an internal control system designed to validate the status of a patient to third parties, including dispensaries and other interested parties, as well as a social media platform for users.

General Merchant Solutions, Inc.

General Merchant Solutions, Inc. provides merchant credit card processing services.  While these services are primarily targeted to the dispensaries and clinics in the cannabis industry, we also provide merchant credit card processing services to non-cannabis merchants as well, including but not limited, to the automotive, restaurant and furniture industries.

General Management Solutions, Inc.

General Management Solutions, Inc., oversees and provides all of the human resources issues for employees including hiring, terminating, and employee benefits.

Other Subsidiaries

We have two additional subsidiaries whose operations are relatively inactive at this time, namely US Cannabis, Inc. and CannaCare Management, Inc., and a third subsidiary, LV Luxuries Limited, whose operations have been discontinued.

2. Basis of Presentation and Significant Accounting Policies.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with the Generally Accepted Accounting Principles in the United States of America ("GAAP").

Reclassifications

Certain prior year amounts in the accompanying consolidated financial statements have been reclassified to conform to the current year’s presentation. These reclassifications had no effect on the consolidated results of operations or financial position for any years presented.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.  At December 31, 2010, the Company had an accumulated deficit of $5.25 million and working capital of $1.93 million. During the year ended December 31, 2010, the Company had net income of approximately $1.2 million. During the year ended December 31, 2010, the Company primarily relied upon revenues generated from its ongoing operations and to a lesser extent on financing activities to fund its operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management is currently seeking additional financing and believes that these avenues, in addition to continued growth in revenues generated by the Company’s ongoing operations, will be sufficient for the Company to fund its operations in the normal course of business, however no assurances can be made. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These estimates are based on knowledge of current events and anticipated future events and accordingly, actual results may differ from those estimates.

Foreign Operations and Foreign Currency Transactions

The Company's functional currency is the United States Dollar (the "US Dollar"). In the past, the Company entered into transactions denominated in foreign currencies, such as the Canadian Dollar ("CAD").  During the twelve months ended December 31, 2011 and 2012, the Company does not anticipate having foreign operations.

Risks related to cash

The Company maintains cash in bank and deposit accounts, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Cash and Cash equivalents

The Company considers only highly liquid investments such as money market funds and commercial paper with maturities of 90 days or less at the date of their acquisition as cash and cash equivalents.

Fair Value of Financial Instruments

The accounting standards regarding disclosures about fair value of financial instruments defines financial instruments and required fair value disclosure of those instruments. This accounting standard defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. Receivables, investments, payables, short and long term debt and warrant liabilities qualified as financial instruments. Management believes the carrying amounts of receivables, payables and debt are a reasonable estimate of fair value because of the short period of time between the origination of such instruments, their expected realization, and if applicable, their stated interest rate is equivalent to interest rates currently available. The three levels are defined as follows:

Level 1	inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2
inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3	inputs to the valuation methodology are unobservable and significant to the fair value.

The Company analyzes all financial instruments with features of both liabilities and equity under the accounting standards regarding accounting for certain financial instruments with characteristics of both liabilities and equity, accounting for derivative instruments and hedging activities, accounting for derivative financial instruments indexed to, and potentially settled in, a company’s own stock, and the accounting standard regarding determining whether an instrument (or embedded feature) is indexed to an entity’s own stock. The accounting standard specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to the Company’s own stock and (b) classified in stockholders’ equity in the statement of financial position would not be considered a derivative financial instrument. This standard provides a two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for this accounting standard scope exception. All warrants issued by the Company are denominated in U.S. dollars.

Goodwill

In accordance with Goodwill and Other Intangible Assets, goodwill is defined as the excess of the purchase price over the fair value assigned to individual assets acquired and liabilities assumed and is tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis in the Company's fourth fiscal quarter or more frequently if indicators of impairment exist. The performance of the test involves a two-step process. The first step of the impairment test involves comparing the fair value of the Company's reporting units with each respective reporting unit's carrying amount, including goodwill. The fair value of reporting units is generally determined using the income approach. If the carrying amount of a reporting unit exceeds the reporting unit's fair value, the second step of the goodwill impairment test is performed to determine the amount of any impairment loss. The second step of the goodwill impairment test involves comparing the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. No amortization is recorded for goodwill with indefinite useful life. No impairment of Goodwill was recognized during the twelve months ended December 31, 2010 and 2009, respectively.

Intangible Assets

In accordance with Goodwill and Other Intangible Assets, intangible assets that are determined not to have an indefinite useful life are subject to amortization. The Company amortizes intangible assets using the straight-line method over their estimated useful lives.

Impairment of Long-Lived and Intangible Assets

In accordance with Accounting for the Impairment or Disposal of Long-Lived Assets, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. The Company assesses the recoverability of the long-lived and intangible assets by comparing the carrying amount to the estimated future undiscounted cash flow associated with the related assets. No impairment of long-lived assets was recognized during the twelve months ended December 31, 2010 and 2009, respectively.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with the provisions of Share-Based Payment, which addresses the accounting for equity-based compensation. SFAS No. 123R revises the disclosure provisions of Statement of Financial Accounting Standards No. 123, Accounting-Based Compensation ("SFAS No. 123"), and supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”). SFAS No. 123R requires that the cost of all equity-based compensation arrangements, be reflected in the financial statements over the vesting period based on the estimated fair value of the awards. During the twelve months ended December 31, 2010 and December 31, 2009, the Company had stock-based compensation expense related to issuances of shares of the Company’s common stock to consultants of $50,000 and zero, respectively.

Revenue Recognition

We recognize revenue in accordance with ASC 605, "Revenue Recognition," we recognize as revenue the fees we charge customers as referenced below because persuasive evidence of an arrangement exists, the fees we charge are substantially fixed or determinable during the period that we provide the services, we and our customers understand the specific nature and terms of the agreed upon transactions, collectability is reasonable assured and services have been rendered.

Listing Fee Revenue – The Company operates WeedMaps.com and several associated websites, together composing a large scale, medical-cannabis industry focused internet media portal that targets dispensaries, advertisers and consumers, which are estimated by the National Survey on Drug Use and Health to total more than 16.7 million Americans in 2009 and growing rapidly.  The Company generates revenues from listings on the Company’s website.  We recognize as revenue the fees we charge customers for listing their related company on our website.  Our policy is to recognize revenues on a per-listing fee in the period that we provide the listing service.

Management Fee Revenue – The Company manages medical cannabis clinics throughout California pursuant to a contractual arrangement with a professional medical corporation.  We recognize as revenue the fees we charge the professional medical corporation for providing administrative, marketing and human resources services. Our policy is to recognize revenues during the period that the services are rendered and we do not offer returns.

Payment Processing Revenue – The Company also generates revenues by processing payment transactions for our customers.  We recognize as revenues commissions charged to merchants on the transactions processed.  Our policy is to recognize revenues on a per-transaction basis at the time the payment transaction has been processed.

Accounts Receivable

Accounts receivable are recorded at the invoice amount and do not bear interest.

Allowance for Doubtful Accounts

Allowance for doubtful accounts is defined as a Company's estimate of the amount of probable credit losses in the Company's existing accounts receivable.  The Company does not maintain an allowance for doubtful account based upon management’s review of the Company’s revenue structure whereby substantially all receivables are confirmed before they are booked as revenue. The Company reviews its allowance for doubtful accounts policy periodically. The Company does not have any off-balance-sheet exposure related to its customers.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the useful lives of the assets, generally from three to seven years. Property and equipment at December 31, 2010 and December 31, 2009 are presented net of accumulated depreciation of $70,000 and $186,000, respectfully.

Income Taxes

The Company follows Accounting for Income Taxes that requires recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between the income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consists of taxes currently due plus deferred taxes. During the years ended December 31, 2010 and December 31, 2009, the Company accrued a provision for US income taxes in the amounts of $62,000 and zero, respectively.

The charge for taxation is based on the results for the year as adjusted for items that are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date. Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it relates to items credited or charged directly to equity, in which case the deferred tax is also recorded in equity. Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

Uncertain tax positions

The Company recognizes uncertain tax positions based on a benefit recognition model. Provided that the tax position is deemed more likely than not of being sustained, the Company recognizes the largest amount of tax benefit that is greater than 50 percent likely of being ultimately realized upon settlement. The tax position is derecognized when it is no longer more likely than not of being sustained. The Company classifies income tax-related interest and penalties as interest expense and SGA expense, respectively, on the Consolidated Statement of Operations.  As of December 31, 2010 and 2009 the Company believes it has no unrecognized uncertain tax positions.

Advertising Costs

The Company expenses advertising costs when incurred. Advertising expense for the years ended December 31, 2010 and 2009 was $1,036,000 and $515,000, respectively.

Subsequent Events

During May 2009 and February 2010, the FASB issued new authoritative pronouncement regarding recognized and non-recognized subsequent events. This guidance establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. The Company adopted this guidance and it had no impact on the Company’s results of operations or financial position.

Recent Accounting Pronouncements

In January 2010, FASB issued ASU No. 2010-01- Accounting for Distributions to Shareholders with Components of Stock and Cash. The amendments in this Update clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend for purposes of applying Topics 505 and 260 (Equity and Earnings Per Share). The amendments in this update are effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis. We do not expect the adoption of this ASU to have a material impact on our consolidated financial statements.

In January 2010, FASB issued ASU No. 2010-02 - Accounting and Reporting for Decreases in Ownership of a Subsidiary - a Scope Clarification. The amendments in this Update affect accounting and reporting by an entity that experiences a decrease in ownership in a subsidiary that is a business or nonprofit activity. The amendments also affect accounting and reporting by an entity that exchanges a group of assets that constitutes a business or nonprofit activity for an equity interest in another entity. The amendments in this update are effective beginning in the period that an entity adopts SFAS No. 160, "Non-controlling Interests in Consolidated Financial Statements - An Amendment of ARB No. 51." If an entity has previously adopted SFAS No. 160 as of the date the amendments in this update are included in the Accounting Standards Codification, the amendments in this update are effective beginning in the first interim or annual reporting period ending on or after December 15, 2009. The amendments in this update should be applied retrospectively to the first period that an entity adopted SFAS No. 160. We do not expect the adoption of this ASU to have a material impact on our consolidated financial statements.

In January 2010, FASB issued ASU No. 2010-06 - Improving Disclosures about Fair Value Measurements. This update provides amendments to Subtopic 820-10 that requires new disclosure as follows: 1) Transfers in and out of Levels 1 and 2. A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers. 2) Activity in Level 3 fair value measurements. In the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number). This update provides amendments to Subtopic 820-10 that clarify existing disclosures as follows: 1) Level of disaggregation. A reporting entity should provide fair value measurement disclosures for each class of assets and liabilities. A class is often a subset of assets or liabilities within a line item in the statement of financial position. A reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities. 2) Disclosures about inputs and valuation techniques. A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. Those disclosures are required for fair value measurements that fall in either Level 2 or Level 3. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. These disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. We are currently evaluating the impact of this ASU, however, we do not expect the adoption of this ASU to have a material impact on our consolidated financial statements.

In September 2009, the Financial Accounting Standards Board (“FASB”) issued the FASB Accounting Standards Update No. 2009-09 “Accounting for Investments-Equity Method and Joint Ventures and Accounting for Equity-Based Payments to Non-Employees”. This update represents a correction to Section 323-10-S99-4, Accounting by an Investor for Stock-Based Compensation Granted to Employees of an Equity Method Investee. Additionally, it adds observer comment Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees to the Codification. The Company does not expect the adoption to have a material impact on its consolidated financial position, results of operations or cash flows.

In September 2009, the FASB issued the FASB Accounting Standards Update No. 2009-08 “Earnings Per Share - Amendments to Section 260-10-S99”, which represents technical corrections to topic 260-10-S99, Earnings per share, based on EITF Topic D-53, Computation of Earnings Per Share for a Period that includes a Redemption or an Induced Conversion of a Portion of a Class of Preferred Stock and EITF Topic D-42, The Effect of the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock. The Company does not expect the adoption of this update to have a material impact on its consolidated financial position, results of operations or cash flows.

In August 2009, the FASB issued the FASB Accounting Standards Update No. 2009-05 “Fair Value Measurement and Disclosures Topic 820 - Measuring Liabilities at Fair Value”, which provides amendments to subtopic 820-10, Fair Value Measurements and Disclosures - Overall, for the fair value measurement of liabilities. This update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: 1. A valuation technique that uses: a) the quoted price of the identical liability when traded as an asset b) quoted prices for similar liabilities or similar liabilities when traded as assets. 2. Another valuation technique that is consistent with the principles of topic 820; two examples would be an income approach, such as a present value technique, or a market approach, such as a technique that is based on the amount at the measurement date that the reporting entity would pay to transfer the identical liability or would receive to enter into the identical liability. The amendments in this update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. The amendments in this update also clarify that both a quoted price in an active market for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. The Company does not expect the adoption of this update to have a material impact on its consolidated financial position, results of operations or cash flows.

In August 2009, the FASB issued the FASB Accounting Standards Update No. 2009-04 “Accounting for Redeemable Equity Instruments - Amendment to Section 480-10-S99” which represents an update to section 480-10-S99, distinguishing liabilities from equity, per EITF Topic D-98, Classification and Measurement of Redeemable Securities. The Company does not expect the adoption of this update to have a material impact on its consolidated financial position, results of operations or cash flows.

In June 2009, the FASB issued standards that establish only two levels of U.S. generally accepted accounting principles (“GAAP”), authoritative and nonauthoritative. The FASB Accounting Standards Codification (the “Codification”) became the source of authoritative, nongovernmental GAAP, except for rules and interpretive releases of the Securities and Exchange Commission (“SEC”), which are sources of authoritative GAAP for SEC registrants. All other non-grandfathered, non-SEC accounting literature not included in the Codification became nonauthoritative. This standard is effective for financial statements for interim or annual reporting periods ending after September 15, 2009. We have begun to use the new guidelines and numbering system prescribed by the Codification when referring to GAAP. As the Codification was not intended to change or alter existing GAAP, it will not have a material impact on our consolidated financial statements.

In June 2009, the FASB issued standards that responds to concerns about the application of certain key provisions of FASB Interpretation (FIN) 46(R), including those regarding the transparency of the involvement with variable interest entities. Specifically, the standards require a qualitative approach to identifying a controlling financial interest in a variable interest entity (“VIE”) and requires ongoing assessment of whether an entity is a VIE and whether an interest in a VIE makes the holder the primary beneficiary of the VIE. In addition, the standard requires additional disclosures about the involvement with a VIE and any significant changes in risk exposure due to that involvement and is effective for fiscal years beginning after November 15, 2009. The Company does not expect the adoption of this standard to have a material effect on its financial position or results of operations.

In June 2009, the FASB issued standards that eliminate the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures in order to enhance information reported to users of financial statements by providing greater transparency about transfers of financial assets, including securitization transactions, and an entity’s continuing involvement in and exposure to the risks related to transferred financial assets. This standard is effective for fiscal years beginning after November 15, 2009. The Company does not expect the adoption of this standard to have a material effect on its financial position or results of operations.

In May 2009, the FASB issued standards that require management to evaluate subsequent events through the date the financial statements are either issued, or available to be issued. Companies are required to disclose the date through which subsequent events have been evaluated. This standard is effective for interim or annual financial periods ending after June 15, 2009. The Company evaluated its December 31, 2010 financial statements for subsequent events through February 28, 2011, the date the financial statements were available to be issued. Other than the events in Note 21, the Company is not aware of any subsequent events that would require recognition or disclosure in the financial statements.

In April 2009, the FASB issued standards that require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This standard also requires those disclosures in summarized financial information at interim reporting periods. This standard applies to all financial instruments within the scope of Statement 107 held by publicly traded companies, as defined by APB 28, and requires that a publicly traded company include disclosures about the fair value of its financial instruments whenever it issues summarized financial information for interim reporting periods. This standard is effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. We do not expect the adoption of this standard to have a material impact on the Company’s income statement, financial position or cash flows.

In April 2009, the FASB issued standards that provide additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased and also includes guidance on identifying circumstances that indicate a transaction is not orderly for fair value measurements. This standard is effective for interim and annual periods ending after June 15, 2009. We do not expect the adoption of this standard to have a material impact on the Company’s income statement, financial position or cash flows.

In May 2008, the FASB issued standards that identify the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). We do not expect the adoption of this standard to have a material impact on the Company’s income statement, financial position or cash flows.

In May 2008, the FASB issued standards that require the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s nonconvertible debt borrowing rate. This standard became effective for the Company on January 1, 2009 and requires retroactive application. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial position, cash flows, or results of operations.

In April 2008, the FASB issued standards that amend the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset and was effective for fiscal years beginning after November 15, 2008. This standard was effective for the Company beginning January 1, 2009. We do not expect the adoption of this to have a material impact on the Company’s income statement, financial position or cash flows.

In December 2007, the FASB issued standards that requires the acquiring entity in a business combination to record all assets acquired and liabilities assumed at their respective acquisition-date fair values, changes the recognition of assets acquired and liabilities assumed arising from contingencies, changes the recognition and measurement of contingent consideration, and requires the expensing of acquisition-related costs as incurred. This standard also requires additional disclosure of information surrounding a business combination, such that users of the entity's financial statements can fully understand the nature and financial impact of the business combination. This standard was effective for the Company beginning January 1, 2009 and we will apply it prospectively to business combinations completed on or after that date.

3. Other Current Assets

On September 13, 2010, the Company entered into a Promissory Note bearing no interest with SiliconPalms.com, Inc., pursuant to the terms of which, the Company agreed to loan SiliconPalms.com, Inc. $25,000 for a period of 90 days at zero interest and, in exchange, SiliconPalms.com, Inc. agreed to place as collateral certain domain names in its possession.  At December 31, 2010, the balance in other current assets related to this Promissory Note was $25,000.

On September 30, 2010, the Company entered into a Promissory Note and Loan Agreement (the “Promissory Note”) with Prometheus Institute, Incorporated, a California corporation (“Prometheus”).  Pursuant to the terms of the Promissory Note, the Company loaned Prometheus $10,000 with an interest rate of zero and a maturity date 45 days from the date of issuance.  At December 31, 2010, the balance in other current assets related to the Promissory Note was $10,000.

During October 2010, the Company entered into an advertising agreement (the “Website Advertising Agreement”) with a certain third-party website pursuant to the terms of which, the Company would advertise on the website for a term of six months and in consideration, the Company would pay a fee of $90,000.  The Website Advertising Agreement was valued at $90,000 and will be amortized on a straight-line basis over the term of the agreement. At December 31, 2010, the balance remaining as a prepaid expense in the other current assets related to the Website Advertising Agreement was $45,000.

During November 2010, the Company entered into an agreement with a third-party law firm (the “Retainer Agreement”) pursuant to the terms of which, the law firm agreed to provide certain legal services to the Company.  At December 31, 2010, the balance remaining as a prepaid expense in the other current assets related to the Retainer Agreement was $6,700.

During November 2010, the Company entered into a marketing services agreement with a third-party firm (the “Marketing Agreement”) pursuant to the terms of which, the Company would receive marketing services for a term of two years.  The Company valued the agreement at $907,000 based on the fair value of the underlying shares of the Company’s common stock, and pursuant to the terms of which, consisted of a cash payment of $115,000 and 250,000 Common Stock purchase warrants, with each warrant entitling the holder thereof to purchase one share of common stock at a price of $4.00, and will be amortized on a straight-line basis over the term of the agreement.  At December 31, 2010, the balance remaining as a prepaid expense in other current assets related to the Marketing Agreement was $944,000.

During November 2010, the Company entered into a Consulting Agreement with Douglas Francis, our President, separate from his employment agreement, pursuant to the terms of which the Company would receive merger and acquisition consulting services for a term of three years.  The Company valued the agreement at $1,850,000, which consisted of a cash payment of $50,000 and two cash payments of $900,000 payable on June 30, 2012 and January 10, 2013.  The Consulting Agreement will be amortized on a straight-line basis over the term of the agreement.

During November 2010, the Company entered into a short-term month-to-month rental agreement (the “Rental Agreement”) pursuant to which the Company agreed to rent certain space and was required to make a deposit of $5,600.

During the normal course of business, the Company processes customer payments using a third-party merchant credit card processing system, which payments normally take one to three days to “clear.” At December 31, 2010, the Company had $53,700 in merchant processing that had not yet cleared.

4. Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the useful lives of the assets, generally from three to seven years. Property and equipment at December 31, 2010 and 2009 consist of the following:

Property and Equipment	December 31,
	2010	2009
Furniture and Equipment	$72,588	$239,403
Less: Accumulated Depreciation	-70,386	-185,705
Property and Equipment, net	$2,202	$53,698

For the years ended December 31, 2010 and 2009, annual depreciation expense totaled $115,000 and $165,000, respectively.

5. Discontinued Operations – LV Luxuries, Inc. (formally Makeup.com, Inc.)

On February 1, 2010, the Company sold the domain name Makeup.com, it’s associated domain names and certain intellectual property rights associated with these domain names (all together as the “Makeup.com Assets”). The Company was in the business of selling beauty products, such as makeup and perfume, on the internet through the Makeup.com website.  The Makeup.com Assets were sold for $2,000,000 of which, the Company paid $200,000 in fees related to the sale, which resulted in proceeds to the Company of $1,800,000.  The Makeup.com Assets had a carrying value of $333,334 and resulted in an after-tax gain of $1,466,666.  Subsequent to the sale of the Makeup.com Assets, LV Luxuries, Inc. (formally Makeup.com, Inc.) is maintained as a corporation in good standing with no operations. The Makeup.com Assets is presented in the Company’s financial statements as a discontinued operation.  The results of operations attributable to the Makeup.com Assets have been aggregated to a single line on the income statement for all periods presented.  Segment results for all periods presented exclude the Makeup.com Assets. The results of operations, including net income, generated by this discontinued operation prior to its disposition were as follows:

Years Ended December 31,	2010	2009
Revenues	111,311	675,524
Income (loss) before income taxes	(227,577)	(1,514,660)
Gain (loss) on sale of discontinued operations before income taxes	1,466,666	—
Income tax expense	—	—
Net Income (loss) from discontinued operations	1,350,400	(839,136)

Assets and liabilities associated with the Makeup.com Assets have been segregated from continuing operations and presented as assets and liabilities of discontinued operations in the balance sheet for all periods presented.  Assets and liabilities of the discontinued operations as of December 31, 2010 and December 31, 2009 were as follows:

	2010	2009
Cash and cash equivalents	6,193	14,882
Accounts receivable	1	9,732
Other current assets	—	51,407
Property and equipment, net	—	4,457
Intangible assets	—	333,333
Accounts payable	(9,871)	(162,699)
Accrued liabilities	(3,170)	(18,629)
Convertible note - related party	—	(1,821,193)
Convertible note	—	(419,392)
Note payable - related party	—	(419,392)
Note payable	—	(412,906)
Net assets of discontinued operations	(6,847)	(2,840,400)

6. Business Combinations

In December 2007, the Financial Accounting Standards Board (FASB) issued FASB ASC 805 Business Combinations [previously SFAS No. 141(R)], which changed accounting and reporting requirements for business acquisitions and which required the acquisition method of accounting to be used for all business combinations and for an acquirer to be identified for each business combination. This accounting standard requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. It also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the non-controlling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with the standard).

The ensuing acquisitions of the Company were accounted for in accordance with ASC 805 Business Combinations and the Company has allocated the purchase price based upon the fair value of the net assets acquired and liabilities assumed at the acquisition date.

The purchase price in each of the ensuing acquisitions was determined based on the value of the associated underlying shares of the Company’s common stock, which value of $2.00 per share, represented the offering price of the Company’s Common Stock used in its most recently completed equity transactions prior to the date of the acquisitions in accordance with the following FASB ASC 820-10-35-5, Principal Market or Most Advantageous Market guidance.

ASC 820-10-35-5 discusses the concepts of Principal Market and most Advantageous Market.  The Principal Market is the market in which the reporting entity transacts with the greatest volume and level of activity for the asset or liability. The most Advantageous Market is the market in which the reporting entity would receive the highest selling price for an asset or pay the lowest price to transfer the liability, after considering transaction costs.  When multiple markets exist for an asset or liability, the fair value should be based on the Principal Market. If there is no Principal Market, the most Advantageous Market should be used as determined from the perspective of the reporting entity.

The determination of the Principal or most Advantageous Market is an important step in applying the ASC 820 framework. During its deliberations on ASC 820, the FASB considered what market should be used to determine fair value. FASB acknowledged that (1) items can be exchanged in different markets, (2) different markets may have different prices at which items are exchanged, (3) different markets may have different participants, and (4) not all entities have access to the same markets. In recognition of the diversity of both markets and market participants, FASB provided guidance under a Principal (or most Advantageous) Market concept to identify the market that reporting entities should look to in determining the exit price.

Based on the foregoing guidance, the Company determined that the Principal Market for shares of its common stock was that of shares sold in private placements during the period prior to and through the date of the acquisitions, which period the Company completed several equity financing transactions for shares of its common stock, which volume substantially exceeded that of the OTC “pink sheets” volume and which price was far less than quoted on the OTC “pink sheets.”  The Company thus determined that shares of its common stock sold in recently completed private placements represented the market in which the Company transacted with the greatest volume and level of activity and thus such market represents the Company’s Principal Market.

WeedMaps, LLC Acquisition

On November 19, 2010, we entered into an Agreement and Plan of Reorganization and Merger (the “WeedMaps Purchase Agreement”) pursuant to which we acquired 100% of the membership interests of WeedMaps, LLC, a Nevada limited liability company (“WeedMaps”). Pursuant to the terms of the WeedMaps Purchase Agreement, WeedMaps, LLC was merged with and into WeedMaps Media, Inc., a wholly-owned subsidiary of the Company.

The Purchase Price was $54,962,269, which pursuant to the WeedMaps Purchase Agreement consisted of (i) the issuance of 16,400,000 shares of common stock by the Company to two individuals, Justin Hartfield (“Hartfield”) and Keith Hoerling (“Hoerling”) (“Hartfield” and “Hoerling” together as “Sellers”), which shares were issued on January 20, 2011; ii) the issuance of Secured Promissory Notes with the aggregate principal amount of $3,600,000, in the form of four $900,000 principal amount 0.35% Secured Promissory Notes, two issued to each of the Sellers, half of which principal matures on June 30, 2012, and half of which principal matures on January 10, 2013; and (iii)  up to an aggregate of 16,000,000 additional shares of the Company’s common stock pursuant to certain Earn-out Provisions (the “Contingent Consideration”) in the WeedMaps Purchase Agreement.

The Company accounts for Contingent Consideration according to FASB ASC 805 Business Combinations [previously SFAS No. 141(R)].  Contingent consideration typically represents the acquirer's obligation to transfer additional assets or equity interests to the former owners of the acquiree if specified future events occur or conditions are met.

FASB ASC 805 requires that contingent consideration be recognized at acquisition-date fair value as part of the consideration transferred in the transaction. FASB ASC 805 uses the fair value definition in Fair Value Measurements, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  As defined in FASB ASC 805, contingent consideration is (i) an obligation of the acquirer to transfer additional assets or equity interests to the former owners of an acquiree as part of the exchange for control of the acquiree if specified future events occur or conditions are met or (ii) the right of the acquirer to the return of previously transferred consideration if specified conditions are met.

Accordingly, the Company valued the Earn-out Provisions based on an analysis using a cash flow model (a "decision tree") to determine the Expected Earn-Out Payment, which model determined that the aggregate Expected Earn-out Payment was $25,450,000 and the fair value of the contingent consideration liability was $18,362,269.  The Company thus recognized at the acquisition date a $18,362,269 Goodwill amount associated with the Earn-out Provisions as part of the consideration transferred in the WeedMaps Purchase Agreement.

The following table summarizes the acquisition with a total purchase price of $54,962,269:

Domain Names	$585,830
Trademark WeedMaps	25,397
Customer List	18,844,750
WeedMaps Website Assets	8,390,297
Goodwill	8,799,946
Goodwill Earn-out Provisions	18,362,269
Liabilities	(46,220)
Net Assets	$54,962,269

See Note 3. Other Current Assets for information on a Consulting Agreement entered into between the Company and Douglas Francis, one of our officers and directors, in connection with the WeedMaps Purchase Agreement.

Synergistic Resources, LLC Acquisition

On December 3, 2010, we entered into a Reorganization and Asset Acquisition Agreement (the “Synergistic Purchase Agreement”) pursuant to which we acquired substantially all the assets of Synergistic Resources, LLC, a California limited liability company (“Synergistic”).  Pursuant to the terms of the Synergistic Purchase Agreement, the Synergistic assets were placed into General Health Solutions, Inc., a wholly-owned subsidiary of the Company.

The assets consisted primarily of the intellectual property and established marketing associated with the name Marijuana Medicine Evaluation Centers, including its website www.marijuanamedicine.com, and the assignment of a Management Services Agreement pursuant to which we now manage twelve (12) medicinal cannabis clinics.

The purchase price was $4,050,000, which pursuant to the Synergistic Purchase Agreement consisted of the issuance of 2,000,000 shares of the Company’s common stock, and a payment in the agreement amount of $50,000 to Synergistic.

The following table summarizes the acquisition with a total purchase price of $4,050,000.

Internet Property	$462,955
Management Contract	3,139,826
Trademark	3,925
Goodwill	550,130
Furniture, Equipment & Software	75,985
Accumulated Depreciation	(42,383)
Leasehold Improvements	11,364
Rent Deposits	33,872
Accounts Payable	(60,674)
Note Payables	(125,000)
Net Assets	$4,050,000

7. Other Assets

See Note 3 Other Current Assets for information on the Consulting Agreement entered into between the Company and Douglas Francis, our President, pursuant to the terms of which, the Company would receive merger and acquisition consulting services for a term of three years.  The Company valued the agreement at $1,850,000, which consisted of a cash payment of $50,000 and two cash payments of $900,000 payable on June 30, 2012 and January 10, 2013.  The Consulting Agreement will be amortized on a straight-line basis over the term of the agreement.

8. Intangible Assets

Intangible assets consist of a suite of websites and internet properties consisting of over 250 domain names, a capitalized management contract and customer list, trademarks and goodwill associated with recent acquisitions.

The Company’s websites and domain names have been determined to have an indefinite useful life based primarily on the renewability of the domain name. Intangible assets with an indefinite life are not subject to amortization, but will be subject to periodic evaluation for impairment.

See Note 5. Discontinued Operations– LV Luxuries, Inc. (formally Makeup.com, Inc.) for information on the sale on February 1, 2010 of the Makeup.com Assets for $2,000,000 of which, the Company paid $200,000 in fees related to the sale, which resulted in proceeds to the Company of $1,800,000. The Makeup.com Assets had a carrying value of $333,334 and resulted in an after-tax gain of $1,466,666.

Intangible assets and accumulated amortization at December 31, 2010 and 2009 are comprised of the following:

Intangible Assets	2010	2009
Contracts & Customer lists	$21,984,576	$—
Internet Properties & Domain Names	9,444,582	333,334
Trademarks	29,322	—
Goodwill	27,712,345	—
Intangible assets, net	$9,170,825	$333,334

9. Income Taxes

The components of income from continuing operations before income taxes were as follows at December 31:

	2010	2009
United States	$(87,768)	$(436,459)
Canada	—	—
	$(87,768)	$(436,459)

Income tax expense (benefit) attributable to income from continuing operations consists of as of December 31:

	2010	2009
Deferred tax expense (benefit)
US Federal	$429,295	$(433,702)
US State	30,763	—
Canada	—	—
Current tax expense (benefit)
US Federal	—	—
US State	62,000	—
Canada	—	—
	522,058	(433,702)
Change in valuation allowance	(460,058)	434,702
Total	$62,000	$—

The following is a reconciliation of the U.S. federal statutory income tax rate to the effective income tax rate included in the  accompanying consolidated statement of operations as of December 31:

	2010	2009
Federal income taxes	35%	35%
State income taxes, net of federal benefit	5%	0%
Foreign tax differential	0%	0%
Change in valuation allowance	-35%	-35%
	5%	0%

The significant components of the Company’s net deferred tax assets and liabilities are as follows at December 31:

	2010	2009
Deferred tax assets
Net operating loss carryforwards	$1,488,000	$1,872,000
Stock based compensation	18,000	—
Less valuation allowance	(1,506,000)	(1,872,000)
	$—	$—

At December 31, 2010 and December 31, 2009, the Company had U.S. federal tax net operating loss carry forwards (“NOLs”) of approximately $3.5 million and $5.4 million respectively, which begin to expire in 2013. The NOLs are subject to limitations under IRC Section 382 of the Internal Revenue Code (“Section 382”). The Company has maintained a 100% valuation allowance for the deferred tax asset related to these NOL’s until it has completed its study of the effect of Section 382 on the utilization of these NOLs.

Until 2009, the Company operated both in the United States and Canada.  The Company had no tax obligations in Canada and expects any remaining operating loss caryforwards for Canada to expire unused and accordingly has maintained a 100% valuation allowance against those NOLs

During 2010, the Company began certain operations in the State of California and incurred operating losses of $227,000 in some of its subsidiaries.  These losses begin to expire in 2020.

As described in Note 6, the Company acquired substantially all the assets of Synergistic Resources, LLC. Synergistic Resources, LLC is not a tax paying entity for federal and state income tax purposes.  Income from the Synergistic Resources, LLC is taxed at the members’ level. Accordingly, the Company has not provided a provision for income taxes from operations of Synergistic Resources, LLC prior to its acquisition.

10. Loss Per Common Share

Income (loss) per common share is based on the weighted average number of common shares outstanding. The Company complies with Earnings Per Share, which requires dual presentation of basic and diluted earnings per share on the face of the statements of operations. Basic per share earnings or loss excludes dilution and is computed by dividing income (loss) available to common stockholders by the weighted-average common shares outstanding for the period. Diluted per share earnings or loss reflect the potential dilution that could occur if convertible preferred stock or debentures, options and warrants were to be exercised or converted or otherwise result in the issuance of common stock that is then shared in the earnings of the entity.

As of December 31, 2010, there were outstanding 250,000 common stock purchase warrants.

11. Accounts Payable

Accounts payable at December 31, 2010 included amounts owed to certain vendors related to the ongoing normal course of the Company’s operations.

12. Accrued Liabilities

Accrued liabilities at December 31, 2010 and 2009 are comprised of the following:

Accrued liabilities	December 31,
	2010	2009
Obligations on consulting agreements	$900,000	$—
Obligations on marketing agreements	72,500	—
Tax provision	62,000	—
Accrued professional fees	—	102,633
Other	37,093	43,669
Total accrued liabilities	$1,071,593	$146,302

13. Convertible Note Payable - Related Party

	December 31,
	2010	2009
Convertible notes payable to a former major shareholder	$—	$857,644
Convertible note payable to a former major shareholder	—	30,000
Convertible notes payable to a company controlled by a relative of a former major shareholder	—	629,960
Convertible note payable to a company controlled by a former major shareholder	—	100,000
Accrued interest on convertible notes payable to former related parties	—	203,589
	$—	$1,821,193

The above convertible notes payable to former related parties were payable on demand, unsecured, bore interest at 7% and were convertible into restricted shares of the Company’s common stock at the discretion of the Company at a conversion price of the lesser of $0.50 per share and a 20% discount to the closing market price of the Company’s common stock.

During the three months ended March 31, 2010, the Company issued convertible promissory notes in the total amount of $51,000 to a former major shareholder of the Company.

During the three months ended March 31, 2010, the Company made repayments of principal and interest for convertible notes payable to formerly related parties in the net amount of $752,125.

On August 18, 2010, former related debt holders of convertible notes assigned their net debt of $1,171,705 to a new related party of the Company.

On August 18, 2010, the Company issued 14,599,979 shares of its common stock to settle $437,999 in debt with related creditor.
See Note 14. Convertible Note Payable.

On August 18, 2010, the Company issued 39,056,835 shares of its common stock to settle $1,171,705 in debt with related creditor.

14. Convertible Note Payable

On August 18, 2010, the debt holders of convertible notes assigned their net debt totaling $437,999, including accrued interest of $84,549 to a related party of the Company. See Note 13 Convertible Note Payable – Related Party.

At December 31, 2009, the Company had convertible notes payable totaling $419,392 including accrued interest of $65,942. The convertible notes were payable on demand, unsecured, bore interest at 7% and were convertible into restricted shares of the Company’s common stock at the discretion of the lender at a conversion price of the lesser of $0.50 per share and a 20% discount to the closing market price of the Company’s common stock.

15. Note Payable – Related Party

At December 31, 2009 the Company had a note payable in the amount of $333,333. This note was payable on demand, was unsecured and bore interest at 8% per year compounded monthly. At December 31, 2009, $79,573 in interest had been accrued on this note. During the nine months ended September 30, 2010 the Company repaid the note payable in full, totaling $415,536, of which included accrued interest of $82,203.

See Note 6 Business Combinations for information regarding an Agreement and Plan of Reorganization and Merger entered into by the Company pursuant to which we acquired 100% of the membership interests of WeedMaps, LLC, a Nevada limited liability Company, pursuant to which we issued Secured Promissory Notes with the aggregate principal amount of $3,600,000, in the form of four $900,000 principal amount 0.35% Secured Promissory Notes, two issued to each of the Sellers, half of which principal matures on June 30, 2012, and half of which principal matures on January 10, 2013.

16. Note Payable

During November 2008, the Company issued a note payable in the amount of $60,000, which note was unsecured and payable on demand.  At December 31, 2010, no principal reduction had taken place and the balance on the note was $60,000, which included $5,000 in accrued interest.

During the year ended 2008, the Company issued a note payable in the amount of $90,000, which note was unsecured and had a maturity date of December 31, 2011.  At December 31, 2010, the note payable had an outstanding balance of $10,000 including accrued interest.

At December 31, 2009 the Company had a note payable in the amount of $50,000. This note was payable on demand and was unsecured. At December 31, 2010, no principal reduction had taken place and the balance on the note was $50,000.

17. Other Accrued Liabilities

See Note 3 Other Current Assets for information on the Consulting Agreement entered into between the Company and Douglas Francis, our President, pursuant to the terms of which, the Company would receive merger and acquisition consulting services for a term of three years.  The Company valued the agreement at $1,850,000, which consisted of a cash payment of $50,000 and two cash payments of $900,000 payable on June 30, 2012 and January 10, 2013.  The Consulting Agreement will be amortized on a straight-line basis over the term of the agreement.

18. Related Party Transactions

All material intercompany transactions have been eliminated upon consolidation of our entities.  During the year ended December 31, 2010, cash transfers, equity and accounts between the Company and its subsidiaries have been eliminated upon consolidation.

19. Commitment and Contingencies

See Note 22 Subsequent Events for information regarding a Commercial Lease entered into by the Company during January 2011.

20. Equity Transactions

On January 10, 2010, we entered into a Reorganization and Asset Acquisition Agreement pursuant to which we acquired substantially all the assets of Revyv, LLC.  As consideration for the purchase, we issued an aggregate of Five Hundred Thousand (500,000) shares of our common stock to Revyv.  The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the investor was accredited and had access to information necessary to make an investment decision.  The shares were restricted securities as described in Rule 144 pursuant to the Securities Act of 1933.

On December 15, 2010, we issued Twenty Five Thousand (25,000) shares of common stock, restricted in accordance with Rule 144, to The Lebrecht Group, APLC, our legal counsel, in exchange for services rendered.  The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the investor was accredited and had access to information necessary to make an investment decision.

On December 3, 2010, we entered into a Reorganization and Asset Acquisition Agreement pursuant to which we acquired substantially all the assets of Synergistic Resources, LLC.  As consideration for the purchase, we issued an aggregate of Two Million (2,000,000) shares of our common stock to Synergistic Resources.  The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the investor was accredited and had access to information necessary to make an investment decision.  The shares were restricted securities as described in Rule 144 pursuant to the Securities Act of 1933.

On November 23, 2010, we sold an aggregate of 825,000 shares of our common stock, restricted in accordance with Rule 144 and containing an appropriate restrictive legend, to four shareholders at a purchase price of $2.00 per share, for aggregate cash consideration of $1,650,000.  One of the four shareholders was James Pakulis, our Chief Executive Officer and a member of our Board of Directors, who purchased 150,000 shares for aggregate cash consideration of $300,000.  The issuances were exempt from registration pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933, and each investor was accredited.

On November 19, 2010, we entered into an Agreement and Plan of Reorganization and Merger pursuant to which we acquired 100% of the membership interests of WeedMaps, LLC, Nevada limited liability company.  As consideration for the purchase, we issued an aggregate of Sixteen Million Four Hundred Thousand (16,400,000) shares of our common stock to two individuals, Justin Hartfield and Keith Hoerling. Hartfield and Hoerling can collectively earn up to an aggregate of Sixteen Million (16,000,000) additional shares of our common stock pursuant to certain earn-out provisions in the purchase agreement.  Each of the issuances was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and each of the investors was accredited and had access to information necessary to make an investment decision.  The shares were all restricted securities as described in Rule 144 pursuant to the Securities Act of 1933.

On August 18, 2010, we issued 53,656,814 shares of our common stock to James Pakulis, one of our officers and directors, in exchange for the cancellation of $1,609,704 in convertible debt at $0.03 per share.  The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.  Mr. Pakulis subsequently sold one-half (1/2) of the shares to Douglas Francis, another of our officers and directors.

21. Warrants

See Note 3 Other Current Assets for information on a marketing services agreement entered into by the Company and a third-party firm pursuant to the terms of which, the Company issued 250,000 Common Stock purchase warrants, with each warrant entitling the holder thereof to purchase one share of common stock at a price of $4.00.  The Company utilized the Black-Scholes pricing model based on which, the Company recorded an expense of $38,000 during the year ended, December 31, 2010.  The issuance of these warrants was exempt from registration requirements pursuant to Section 4(2) of the Securities Act of 1933, as amended.

The following table summarizes information about common stock warrants outstanding at December 31, 2010:

Outstanding				Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$4.00	250,000	3.87	$4.00	62,500	$4.00
$4.00	250,000	3.87	$4.00	62,500	$4.00

22. Operating Segments

At December 31, 2010, our operations contained two identifiable segments, the media and marketing segment and the medical clinic management segment. WeedMaps Media, Inc., our media & marketing segment, is a medical-cannabis industry-focused, marketing and media company, whose business plan is to monetize industry related information and to provide advertisers and industry professionals a direct and accessible platform via the internet.  General Health Solutions, Inc., our medical clinic management segment, through a contractual arrangement with a professional medical corporation, manages medical cannabis clinics. The accounting policies of these segments are the same as those described in Note 2.

The following is a summary of financial data by segment:

	Year Ended December 31, 2010
		Medical Clinic	Total
	Marketing &	Management
	Media Segment	Segment
Net sales to unaffiliated customers	$3,355,944	$4,341,598	$7,697,542
Operating income	$636,426	$129,179	$765,605

Long-lived assets	$55,010,758	$4,156,835	$59,167,593
All other identifiable assets	371,884	9,323	381,207

Total assets	$55,382,642	$4,166,158	$59,548,800

	Year Ended December 31, 2009
		Medical Clinic	Total
	Marketing &	Management
	Media Segment	Segment
Net sales to unaffiliated customers	$94,823	$2,575,898	$2,670,721
Operating income (loss)	$13,179	$(193,802)	$-180,623

Long-lived assets	$—	$48,157	$48,157
All other identifiable assets	16,513	63,812	80,325

Total assets	$16,513	$111,969	$128,482

23. Subsequent Events

The Company has performed an evaluation of the subsequent events review through February 28, 2011, which is the date the audited consolidated financial statements were issued.

On January 10, 2010, we entered into a Reorganization and Asset Acquisition Agreement pursuant to which we acquired substantially all the assets of Revyv, LLC.  Revyv is a technology firm specializing in the online interfacing, marketing and optimizing of health care facilities in the medicinal cannabis industry. In addition to acquiring key domains such as CannabisCenters.com and SafeaccessMD.com, General Cannabis is also acquiring Revyv's proprietary verification system designed specifically for the medicinal cannabis industry. As consideration for the purchase, we issued an aggregate of Five Hundred Thousand (500,000) shares of our common stock to Revyv.

On January 27, 2011, the Company entered into a commercial lease agreement for approximately 20,000 square feet of office space in Newport Beach, California. The lease expires on February 2014 and requires monthly payments of $42,000. The Company is confident that this commercial space will provide adequate space to meet our needs and provide for future growth.

Effective January 27, 2011, the Company entered into an agreement with The Centennial Group, a retirement plan advisory group, whereby, The Centennial Group will act as fund manager and develop a 401(k) Retirement Plan for the Company pursuant to the terms of which, the Company will not match funds, will not act as trustee and will not act as the fund manager.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will pay all expenses in connection with the registration and sale of the common stock by the selling stockholders, who may be deemed to be an underwriter in connection with their offering of shares.  The estimated expenses of issuance and distribution are set forth below:

Registration Fees	Approximately	$7,900
Transfer Agent Fees	Approximately	500
Costs of Printing and Engraving	Approximately	500
Legal Fees	Approximately	40,000
Accounting and Audit Fees	Approximately	35,000
Total		$83,900

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article V of our Articles of Incorporation provides that, the personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by paragraph 1 of Section 78.037 of the General Corporation Law of the State of Nevada, as the same may be amended and supplemented.

Article VI of our Articles of Incorporation provides that, the corporation shall, to the fullest extent permitted by Section 78.751 of the General Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all expenses, liabilities, or other matters referred to in or covered by said section.

Our bylaws do not further address indemnification, and there are no resolutions of our shareholders or directors which address indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

On January 10, 2011, we entered into a Reorganization and Asset Acquisition Agreement pursuant to which we acquired substantially all the assets of Revyv, LLC.  As consideration for the purchase, we issued an aggregate of Five Hundred Thousand (500,000) shares of our common stock to Revyv.  The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the investor was accredited and had access to information necessary to make an investment decision.  The shares were restricted securities as described in Rule 144 pursuant to the Securities Act of 1933.

On December 15, 2010, we issued Twenty Five Thousand (25,000) shares of common stock, restricted in accordance with Rule 144, to The Lebrecht Group, APLC, our legal counsel, in exchange for services rendered.  The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the investor was accredited and had access to information necessary to make an investment decision.

On December 3, 2010, we entered into a Reorganization and Asset Acquisition Agreement pursuant to which we acquired substantially all the assets of Synergistic Resources, LLC.  As consideration for the purchase, we issued an aggregate of Two Million (2,000,000) shares of our common stock to Synergistic Resources.  The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the investor was accredited and had access to information necessary to make an investment decision.  The shares were restricted securities as described in Rule 144 pursuant to the Securities Act of 1933.

On November 23, 2010, we sold an aggregate of 825,000 shares of our common stock, restricted in accordance with Rule 144 and containing an appropriate restrictive legend, to four shareholders at a purchase price of $2.00 per share, for aggregate cash consideration of $1,650,000.  One of the four shareholders was James Pakulis, our Chief Executive Officer and a member of our Board of Directors, who purchased 150,000 shares for aggregate cash consideration of $300,000.  The issuances were exempt from registration pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933, and each investor was accredited.

On November 19, 2010, we entered into an Agreement and Plan of Reorganization and Merger pursuant to which we acquired 100% of the membership interests of Weedmaps, LLC, Nevada limited liability company.  As consideration for the purchase, we issued an aggregate of Sixteen Million Four Hundred Thousand (16,400,000) shares of our common stock to two individuals, Justin Hartfield and Keith Hoerling.  Hartfield and Hoerling can collectively earn up to an aggregate of Sixteen Million (16,000,000) additional shares of our common stock pursuant to certain earn-out provisions in the purchase agreement.  Each of the issuances was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and each of the investors was accredited and had access to information necessary to make an investment decision.  The shares were all restricted securities as described in Rule 144 pursuant to the Securities Act of 1933.

On October 5, 2010, pursuant to the terms of a marketing services agreement of the same date, we issued four-year warrants to acquire 250,000 shares of our common stock at $4.00 per share.  The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and each of the investors was accredited and had access to information necessary to make an investment decision.

On August 18, 2010, we issued 53,656,814 shares of our common stock to James Pakulis, one of our officers and directors, in exchange for the cancellation of $1,609,704 in convertible debt at $0.03 per share.  The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.  Mr. Pakulis subsequently sold one-half (1/2) of the shares to Douglas Francis, another of our officers and directors.

EXHIBITS

3.1	Amended and Restated Articles of Incorporation of General Cannabis, Inc.

3.2	Bylaws of General Cannabis, Inc.

5.1*	Legal Opinion of The Lebrecht Group, APLC

10.1	Agreement and Plan of Reorganization and Merger dated November 19, 2010

10.2	Secured Promissory Note issued to Justin Hartfield in the Principal Amount of $900,000 dated November 19, 2010 and due January 10, 2012

10.3	First Amendment to Secured Promissory Note issued to Justin Hartfield dated February 22, 2011

10.4	Secured Promissory Note issued to Justin Hartfield in the Principal Amount of $900,000 dated November 19, 2010 and due January 10, 2013

10.5	Secured Promissory Note issued to Keith Hoerling in the Principal Amount of $900,000 dated November 19, 2010 and due January 10, 2012

10.6	First Amendment to Secured Promissory Note issued to Keith Hoerling dated February 22, 2011

10.7	Secured Promissory Note issued to Keith Hoerling in the Principal Amount of $900,000 dated November 19, 2010 and due January 10, 2013

10.8	Security Agreement dated November 19, 2010

10.9	Lock-Up Agreement dated November 19, 2010

10.10	Employment Agreement with Justin Hartfield dated November 19, 2010

10.11	Employment Agreement with Keith Hoerling dated November 19, 2010

10.12	Consulting Agreement with Douglas Francis dated November 19, 2010

10.13	First Amendment to Consulting Agreement with Douglas Francis dated February 22, 2011

10.14	Reorganization and Asset Acquisition Agreement dated December 3, 2010

10.15	Assignment of Management Services Agreement dated December 3, 2010

10.16	Management Services Agreement dated March 1, 2008

10.17	Employment Agreement with Brent Inzer dated December 1, 2010

10.18	Reorganization and Asset Acquisition Agreement dated January 11, 2011.

10.19	Employment Agreement with David Johnson dated January 10, 2011.

10.20	Employment Agreement with James Johnson dated January 10, 2011.

23.1	Consent of Tavaran, Askelson & Company, LLC

23.2*	Consent of The Lebrecht Group, APLC (included in Exhibit 5.1)

*	To be filed in a future amendment.

Undertakings

A.           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B.           The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of Regulation S-K) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B (§230.430B of this chapter):
(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Costa Mesa, State of California.

General Cannabis, Inc.

Dated: February 28, 2011	/s/ James Pakulis
By: James Pakulis
Its: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Dated: February 28, 2011	/s/ James Pakulis
By: James Pakulis, Chairman of the Board and Chief Executive Officer

Dated: February 28, 2011	/s/ Douglas Francis
By: Douglas Francis, President and Director

Dated: February 28, 2011	/s/ Munjit Johal
By: Munjit Johal, Chief Financial Officer, Chief Accounting Officer, and Director

Dated: February 28, 2011	/s/ Bonnie Goldstein
By: Bonnie Goldstein, Director

YOU MAY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS.  WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS.  NEITHER THE DELIVERY OF THIS PROSPECTUS NOR SALE OF COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS.  THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SHARES OF THE COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.
		23,547,500 SHARES

TABLE OF CONTENTS
	Page	GENERAL CANNABIS, INC.

Prospectus Summary	3
Corporate Information	3
Risk Factors	5
Use of Proceeds	14
Determination of Offering Price	15
Selling Security Holders	16
Plan of Distribution	17
Description of Securities	19
Interests of Experts and Counsel	19
Description of Business	20	------------------------------------
Description of Property	24	PROSPECTUS
Legal Proceedings	25	------------------------------------
Index to Financial Statements	25
Selected Financial Data	26
Management’s Discussion and Analysis or Plan of Operation	27
Changes in Accountants	30
Directors, Executive Officers	32	_______________, 2011
Executive Compensation	33
Security Ownership	34
Certain Transactions	35
Available Information	36
Experts	36

Dealer Prospectus Delivery Obligation.  Until ___________________, 2011; all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.